Exhibit 10.1

EXECUTION VERSION

MASTER TRANSACTION AGREEMENT

by and among

MMA CAPITAL MANAGEMENT, LLC,

MMA FINANCIAL, INC.,

MMA ENERGY CAPITAL, LLC,

HUNT FS HOLDINGS II, LLC

and

(solely with respect to its express obligations under Article V)

HUNT COMPANIES, INC.

dated as of January 8, 2018

i

ii

iii

Schedules and Exhibits:

Schedule 1	Estimated IHS Working Capital; Current Assets and Current Liabilities
Schedule 2	Interests; Subsidiaries; Other Entities; Project Partnerships
Schedule 3	Excluded Assets
Schedule 4	Company Financial Statements
Schedule 5	Buyer Financial Statements
Schedule 6	Buyer Subsidiaries
Schedule 7	Required Consents
Schedule 8	LIHTC Assets
Schedule 9	MGM LIHTC Assets
Schedule 10	Buyer’s Severance Policy
Schedule 11	Additional Indemnifiable Matters

Exhibit A	Management Agreement
Exhibit B	Pledge and Security Agreement
Exhibit C	Purchase Money Note
Exhibit D	Equity Assignment
Exhibit E	Assignment and Assumption of MEC Management Agreement
Exhibit F	Hunt Guaranty

iv

MASTER TRANSACTION AGREEMENT

THIS MASTER TRANSACTION AGREEMENT (this “Agreement”), dated as of January 8, 2018, is entered into by and among MMA CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (“MMAC”), MMA FINANCIAL, INC., a Maryland corporation (“Seller”), MMA ENERGY CAPITAL, LLC, a Maryland limited liability company (“MEC”), HUNT FS HOLDINGS II, LLC, a Delaware limited liability company (“Buyer”) and, solely with respect to its express obligations under Article V, HUNT COMPANIES, INC., a Delaware corporation (“Hunt”).

RECITALS

WHEREAS, Seller owns all of the Interests (as defined below) in MuniMae Holdings, LLC, a Maryland limited liability company (the “Company”), and MMAC and MEC are parties to certain Management Arrangements and Management Fee Rights (as defined below);

WHEREAS, transactions contemplated by the Contribution Agreement (as defined below) have been completed prior to the execution of this Agreement, and the Company, directly or indirectly through the Company Subsidiaries (as defined below), owns all of the assets used in connection with the Company Business (as defined below);

WHEREAS, prior to the execution of this Agreement, the MGM Principals (as defined below) and MMAC entered into a Purchase and Sale Agreement (the “MGM Purchase Agreement”), pursuant to which MMAC agreed, subject to the terms and conditions contained therein, to purchase (or assign to Buyer the right to purchase) the MGM Interests (as defined below) from the MGM Principals;

WHEREAS, concurrently with execution of the MGM Purchase Agreement, MMAC entered into a Transfer Agreement with MG Woodside, LLC (the “Woodside Transfer Agreement” and, together with the MGM Purchase Agreement, collectively, the “MGM Agreements”), pursuant to which MMAC agreed, subject to the terms and conditions contained therein, to acquire one hundred percent (100%) of the general partnership interests in OHC/Woodside, LTD, a Texas limited partnership and those certain five Promissory Notes of various dates of MG CAPREIT GTC Middle Tier Fund II LLC as assigned to Charles M. Pinckney LLC and Johnson Holdings LLC in the aggregate principal amount of $886,954.09 (collectively, the “Woodside Assets” and together with the MGM Interests, the “MGM Assets”);

WHEREAS, upon the terms and conditions set forth in this Agreement, (i) MMAC, MEC and Seller, as applicable, wish to sell, transfer and assign, or cause to be sold, transferred and assigned, to Buyer, and (ii) Buyer wishes to purchase and acquire from MMAC, MEC and Seller, as applicable, the Interests and the Management Arrangements and Management Fee Rights;

WHEREAS, in connection with the transactions contemplated by this Agreement, MMAC desires to provide Buyer with the option to take an assignment of all of MMAC’s rights, obligations and interests in the MGM Agreements;

WHEREAS, upon the terms and conditions set forth in this Agreement, (i) MMAC, MEC and Seller, as applicable, wish to assign to Buyer, or have Buyer assume, the Obligations (as defined below) and (ii) Buyer wishes to assume from MMAC, MEC and Seller, as applicable, the Obligations;

WHEREAS, upon the terms and conditions set forth in this Agreement, at the Subsequent Closings (as defined below), MMAC wishes to issue and sell to Buyer or one of its Subsidiaries or Affiliates, and Buyer or one of its Subsidiaries or Affiliates wishes to purchase and acquire from MMAC, the applicable number of Purchased Shares (as defined below) (the “Share Purchase”);

WHEREAS, upon the terms and conditions set forth in this Agreement, MMAC and its Affiliates desire to assign to Buyer all right, title and interest in and to the IRFA Cash Collateral Account (as defined below), and Buyer desires to assume those certain IRFA Guarantees (as defined below);

WHEREAS, from and after the Closing, MMAC desires that it (including the Retained Business (as defined below)) be managed by the Manager (as defined below) pursuant to the terms of the Management Agreement (as defined below); and

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, the Parties (as defined below) desire to enter into the other Transaction Documents (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used herein, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that, following the Closing, neither Buyer, any of the Subsidiaries of Buyer nor the Manager shall be deemed an Affiliate of MMAC or any of the MMAC Subsidiaries, and neither MMAC nor any of the MMAC Subsidiaries shall be deemed an Affiliate of Buyer, any of the Subsidiaries of Buyer or the Manager.

“Affiliate Transactions” has the meaning set forth in Section 3.27.

“Affiliate Transaction Terminations” has the meaning set forth in Section 5.10.

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“Aggregate Purchase Price” means the sum of (a) the Asset Purchase Price plus (b) $30,200,000.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.10.

“Ancillary Agreement” means the SCL Ancillary Agreement by and between MMAC and FP Solar Construction Holdings, LLC, a Delaware limited liability company, dated November 7, 2016.

“Asset Purchase Price” has the meaning set forth in Section 2.05.

“Assigned Contracts” means the Contracts set forth on Section 3.16(a) of the Disclosure Schedules.

“Assignment and Assumption of MEC Management Agreement” means that certain Assignment and Assumption Agreement, dated as of the date hereof, by and between MEC and the Manager, in the form attached hereto as Exhibit E, it being acknowledged and agreed that, notwithstanding terms therein, as between the parties hereto, this Agreement shall control in the event of any conflicts between this Agreement and the Assignment and Assumption of MEC Management Agreement.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which banking institutions located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Financial Statements” has the meaning set forth in Section 4.04.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization and Authority of Buyer), Section 4.02 (Enforceability), and Section 4.11 (Brokers).

“Buyer Indemnified Parties” has the meaning set forth in Section 6.02.

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“Buyer Material Adverse Effect” means any effect, event, occurrence, circumstance, fact, development, condition or change that, individually or together with any one or more effects, events, occurrences, circumstances, facts, developments, conditions or changes has had or would reasonably be expected to have a materially adverse effect on (a) the assets, properties, liabilities, business, results of operations or financial condition of the Buyer and the Buyer Subsidiaries, taken as a whole, or (b) the ability of Buyer to perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (a) of the foregoing, “Buyer Material Adverse Effect” shall not include any effect, event, occurrence, circumstance, fact, development, condition or change to the extent attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Buyer operates; (iii) any changes in financial, banking or securities markets in general (provided that the underlying causes of such changes (subject to the other provisions of this definition) shall not be excluded); (iv) acts of war, armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of MMAC, Seller or MEC; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Buyer to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, further, however, that any effect, event, occurrence, circumstance, fact, development, condition or change referred to in clauses (i) through (iv), (vi) and (viii) immediately above shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such effect, event, occurrence, circumstance, fact, development, condition or change has a disproportionate effect on the Buyer and the Buyer Subsidiaries compared to other participants in the industries in which the Buyer, the Buyer Subsidiaries and their respective Affiliates operate.

“Buyer’s Knowledge” or any other similar knowledge qualification, means the knowledge, after reasonable inquiry, of those persons listed on Section 1.01(b)(i) of the Disclosure Schedules.

“Buyer Subsidiary” means each Person in which Buyer has a direct or indirect equity interest, including those set forth on Schedule 6. Schedule 6 lists each Person in which Buyer owns directly or indirectly a majority of the equity or economic interests of such Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Claim” means any claim, demand, action, cause of action, suit, proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, arbitration, Loss, charge, complaint, judgment, decree, debt, damage, Liability, court costs, reasonable attorneys’ fees and any other expenses incurred or sustained.

“Closing” has the meaning set forth in Section 2.11.

“Closing Date” has the meaning set forth in Section 2.11.

“Closing IHS Working Capital” has the meaning set forth in Section 2.06(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

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“Company Business” means, collectively, (a) the business associated with the LIHTC Assets, (b) the IHS Business and (c) the legacy solar project of MMAC known as Thousand Oaks (but expressly excluding all of MEC’s investments).

“Company Financial Statements” has the meaning set forth in Section 3.06.

“Company Management Agreement” has the meaning set forth in Section 3.15(a).

“Company Subsidiary” means (a) each Subsidiary of the Company, (b) TC Fund I and (c) IHS PM, but excluding (x) the Other Entities, (y) any intermediate entities through which the Other Entities own the multifamily apartment projects in which the Company is invested through the LIHTC Assets and (z) the Project Partnerships, all as more particularly described on Schedule 2.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 2, 2017, between MMAC and HCH Holdings, LLC.

“Contingent Purchase Price Amount” means the amount, if any, equal to thirty (30%) of the Gross Cash Flow in excess of the Contingent Purchase Price Hurdle to be measured commencing on the Closing Date cumulatively through the end of each Interim Contingent Purchase Price Period or the Contingent Purchase Price Period, as applicable.

“Contingent Purchase Price Hurdle” means, and shall have occurred if, the Gross Cash Flow exceeds 158% percent of the Aggregate Purchase Price.

“Contingent Purchase Price Period” means the period commencing on the Closing Date and ending on the ten (10) year anniversary of the Closing Date. If assets, liabilities and/or guarantees included in the LIHTC Assets and the MGM LIHTC Assets are held by Buyer or its Affiliates at the end of the Contingent Purchase Price Period, the fair market value of such assets (net of liabilities and guarantees) at such time, as determined by an independent third party appraisal firm selected by mutual agreement of Seller and Buyer and paid for solely by Seller, shall be treated as received or paid by Buyer on the last day of the Contingent Purchase Price Period in calculating the Final Contingent Purchase Price Amount.

“Contribution Agreement” means the Distribution and Contribution Agreement, dated as of the date hereof, by and among Seller, MMAC, the Company, MuniMae TEI Holdings, LLC, MMA Financial TC, LLC, and MMA Financial International, LLC.

“Contract” means any contract, lease, sublease, license, indenture, bond, debenture, note, mortgage, guarantee, instrument, agreement, deed of trust, conditional sales contract or other legally binding arrangement, together with modifications, amendments, supplements, waivers or side-letters related thereto (in each case, whether written or oral).

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“Current Assets” means, as of any date, the consolidated current assets of the IHS Business, which current assets shall include only the line items set forth on Schedule 1 under the heading “Current Assets” and no other assets, and, in each case, determined in accordance with GAAP, consistently applied.

“Current Liabilities” means, as of any date, the consolidated current liabilities of the IHS Business, which current liabilities shall include only the line items set forth on Schedule 1 under the heading “Current Liabilities” and no other liabilities, and, in each case, determined in accordance with GAAP, consistently applied.

“Data Room” means the electronic documentation site established by Kimberlite Group, LLC on behalf of Seller.

“Designation Notice” has the meaning set forth in Section 5.06(d).

“Direct Claim” has the meaning set forth in Section 6.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Item” has the meaning set forth in Section 2.06(e).

“Dollars” or “$” means the lawful currency of the United States.

“Early Share Purchase Closing Notice” has the meaning set forth in Section 2.08(a).

“Election Meeting” has the meaning set forth in Section 5.06(c).

“Employees” means those Persons employed by MMAC or any of its Affiliates immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, covenant, condition, right of first refusal, transfer restriction, purchase option, title defect, easement, encroachment or other survey defect or other encumbrance.

“Environmental Claim” means any allegation, written claim, demand, action, cause of action, suit, proceeding, citation, summons, subpoena or investigation of any nature (civil, criminal, administrative, regulatory or otherwise, whether at law or in equity), complaint, judgment or decree or other legal proceeding or lien by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or arising or resulting from: (a) the presence, management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

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“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Assignment” has the meaning set forth in Section 2.07(a)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 3.20(d).

“Estimated IHS Working Capital” has the meaning set forth in Section 2.06(a).

“Estimated Interim Contingent Purchase Price Amount” has the meaning set forth in Section 2.09(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.02.

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“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Final Contingent Purchase Price Amount” has the meaning set forth in Section 2.09(d).

“First Amendment to SCL/SPL Ancillary Agreement” means that certain First Amendment to SCL Ancillary Agreement and SPL Ancillary Agreement dated as of the date hereof by and between MMAC, FP Solar Construction Holdings, LLC, FP Solar Permanent Holdings, LLC and Manager.

“First Amendment to SDL Operating Agreement” means that certain First Amendment to Limited Liability Company Operating Agreement of Solar Development Lending, LLC to be dated as of the date hereof by and among the Manager, FP Solar Construction Finance LLC, Fundamental Partners II LP, Fundamental Partners III LP and MEC.

“First Share Purchase Closing Date” has the meaning set forth in Section 2.08(a).

“First Share Purchase Price” means $4,125,000.

“Fraud” means actual and intentional fraud. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“Fund Operating Agreement” has the meaning set forth in Section 3.15(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, including any state-owned or state controlled enterprises, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Gross Cash Flow” means, for any fiscal period, the cumulative gross cash flows, including but not limited to all revenues, sale proceeds, residuals, return of capital, distributions, releases, or deemed releases, of reserves or collateral, loan payments and all other sources of gross cash outflows or inflows received or paid by Buyer in connection with the LIHTC Assets, the MGM LIHTC Assets and the ownership interests of such assets, as well as the fair market value (as determined by an independent third party appraisal firm selected by mutual agreement of Seller and Buyer and paid for solely by Seller) of any such assets held by Buyer at the end of the Contingent Purchase Price Period (as described in the Contingent Purchase Price Period definition), which for the avoidance of doubt, excludes any deduction for any management fee and/or operating expense, and includes (a) all interest received by Buyer from the MGM Subordinate Loan Receivable; (b) all cash flows received by Buyer from (i) TC Fund I, (ii) the IRFA Cash Collateral, (iii) all net operating cash flow distributions and residual proceeds from the (A) Hallmark at Garden Parkway loan and equity investments, (B) Hallmark at Bluffton equity investment and (C) Orchard Springs loan and equity investments, and (iv) the Woodside loan and equity interests included in the MGM LIHTC Assets; and (c) in the event Buyer does not acquire MGM, proceeds that the Buyer receives related to the MGM Subordinate Loan Receivable if those proceeds result from the sale of the MGM Subordinate Loan Receivable to a Person which is not an Affiliate of Buyer or from MGM paying off the MGM Subordinate Loan Receivable, but has deducted from it (x) all debt service payments on the Guilford Trust loan, (y) any TC Fund I guarantee exposure that requires cash outflow by Buyer in excess of $812,581 and (z) any guaranteed payment required to be made to a guaranteed fund or fund investor or as an additional IRFA collateral pledge.

“Guilford Trust Obligations” means that certain Promissory Note in the original principal amount of $3,875,000 dated September 23, 2016 of Seller payable to the order of Guilford Portfolio Asset Management Trust, together with that certain Pledge and Security Agreement dated September 23, 2016 by MuniMae TEI Holdings, LLC in favor of Guilford Portfolio Asset Management Trust, including all interest accrued thereon but excluding, for the avoidance of doubt, any Liabilities arising as a result of the Closing and consummation of the transactions contemplated by this Agreement.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, radioactive, toxic, a waste, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Hunt” has the meaning set forth in the preamble.

“Hunt Designees” means the individual(s) selected by Hunt for nomination as director(s) of MMAC in accordance with Section 5.06.

“Hunt Election Notice” has the meaning set forth in Section 5.15(a).

“Hunt Guaranty” means the Guaranty of Hunt Companies, Inc. in the form attached hereto as Exhibit F.

“Hunt/MGM Election Right” has the meaning set forth in Section 5.15(a).

“Hunt Observer” has the meaning set forth in Section 5.06(a).

“IHS” means MMA Financial International, LLC, a limited liability company formed under the laws of the State of Maryland.

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“IHS Business” means IHS’s 100% equity investment in (a) International Housing Solutions S.à r.l., a Société à responsabilité limitée formed under the laws of Luxembourg, that is engaged in raising, investing in and managing private real estate funds and other entities that invest in residential real estate in sub-Saharan Africa and (b) IHS PM that provides property management services to certain of the properties of entities managed by IHS.

“IHS Objection Notice” has the meaning set forth in Section 2.06(d).

“IHS PM” means IHS Property Management Proprietary Limited, a private company registered in South Africa.

“IHS Working Capital” means, at any date, all Current Assets minus all Current Liabilities as of such date.

“IHS Working Capital Adjustment” has the meaning set forth in Section 2.06(b).

“Indemnified Party” has the meaning set forth in Section 6.04.

“Indemnifying Party” has the meaning set forth in Section 6.04.

“Independent Accountant” means Ernst & Young, or if Ernst & Young is unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and MMAC other than KPMG.

“Insurance Policy” has the meaning set forth in Section 3.19.

“Intellectual Property” means any patents, patent applications, trademarks and service marks, trademark and service mark applications, trade names, logos, URLs and Internet domain names, copyrights, Software, proprietary know-how and trade secrets.

“Interests” means 100% of the issued and outstanding equity interests in the Company.

“Interim Contingent Purchase Price Period” has the meaning set forth in Section 2.09(b).

“IP Licenses” means licenses of Intellectual Property from the Company or a Company Subsidiary to any third party or to the Company or a Company Subsidiary from any third party, pursuant to which the Company or a Company Subsidiary has received or made payments of more than $500,000 in the fiscal year ended December 31, 2016, but excluding (a) customer Contracts (including such Contracts with resellers, distributors and systems integrators); (b) Contracts with consultants or other services providers whose rights to use the Owned Intellectual Property are limited to use for the benefit of the Company and the Company Subsidiaries; and (c) off-the shelf licenses for generally commercially available software, including shrink wrap and click wrap licenses.

“IRFA Cash Collateral Account” means the cash collateral account posted for the guarantees with MLCS.

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“IRFA Guarantees” means, collectively, (i) any and all obligations of MMA Financial Holdings, Inc. (“MFH”) under the terms of that certain ISDA Master Agreement, dated as of June 14, 2004, between MFH and MLCS, including the Multicurrency Cross Border Schedule and the Credit Support Annex thereto and the Confirmation Letters thereunder for Transaction Nos. 001 through 0012, all as amended, restated and/or supplemented from time to time, and (ii) any and all obligations of MMA Capital Management, LLC under the terms of that certain Amended and Restated Guarantee of MMA Capital Management, LLC, dated December 28, 2015, in favor of MLCS relating to the obligations of MFH described in clause (i) above.

“IRS” means the United States Internal Revenue Service

“IT Assets” means computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) and all associated documentation, owned, licensed, leased or otherwise used by the Company, a Company Subsidiary or otherwise used in connection with the Company Business or related to the Transferred Assets.

“Knowledge of Seller, Seller’s Knowledge” or any other similar knowledge qualification, means the knowledge, after reasonable inquiry, of those persons listed on Section 1.01(b)(ii) of the Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, policy, or other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.12(c).

“Liability” means any liability, obligation, debt or commitment of whatever kind or nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated and whether due or to become due or otherwise) regardless of when arising.

“LIHTC Assets” means (a) the Company’s assets, as in existence immediately prior to Closing, related to the affordable housing projects that qualify for the low income housing tax credit under Section 42 of the Code and (b) the IRFA Cash Collateral Account, in each case, as set forth on Schedule 8.

“LIHTC Fund” means a partnership or limited liability company formed for the purpose of investing, directly or indirectly, in partnerships or limited liability companies that own multifamily properties which qualify for the low income housing tax credit under Section 42 of the Code.

“LIHTC Fund GP” means the general partner, managing member or other party who controls a MMA LIHTC Fund or MGM LIHTC Fund, as applicable.

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“LIHTC Management Agreement” has the meaning set forth in Section 3.15(b).

“Losses” means losses, damages, liabilities, deficiencies, Claims, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Management Agreement” means that certain Management Agreement to be entered into at the Closing by and between MMAC and the Manager, in the form attached hereto as Exhibit A.

“Management Arrangements and Management Fee Rights” means, individually and collectively, (a) the MEC Management Agreement, (b) MEC’s Administrative Member Interest as described and provided for in the Limited Liability Company Operating Agreement of Solar Development Lending, LLC, dated as of November 21, 2016, as amended by that certain First Amendment thereto, dated as of _____________, 2017, and (c) MMAC’s right to receive the MMA Fee described in Section 3 of the Ancillary Agreement.

“Manager” means Hunt Investment Management, LLC, a Delaware limited liability company.

“Material Adverse Effect” means any effect, event, occurrence, circumstance, fact, development, condition or change that, individually or together with any one or more effects, events, occurrences, circumstances, facts, developments, conditions or changes has had or would reasonably be expected to have a materially adverse effect on (a) the assets, properties, liabilities, business, results of operations or financial condition of (1) the Company and the Company Subsidiaries, taken as a whole, the Company Business or the Transferred Assets or (2) MMAC and the MMAC Subsidiaries, taken as a whole, or the Retained Business, or (b) the ability of MMAC, MEC, and Seller to perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (a) of the foregoing, “Material Adverse Effect” shall not include any effect, event, occurrence, circumstance, fact, development, condition or change to the extent attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which MMAC and the Company operate; (iii) any changes in financial, banking or securities markets in general (provided that the underlying causes of such changes (subject to the other provisions of this definition) shall not be excluded); (iv) acts of war, armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by MMAC or the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, further, however, that any effect, event, occurrence, circumstance, fact, development, condition or change referred to in clauses (i) through (iv), (vi) and (viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such effect, event, occurrence, circumstance, fact, development, condition or change has a disproportionate effect on MMAC, the MMAC Subsidiaries, the Company or the Company Subsidiaries, the Transferred Assets or the Retained Business compared to other participants in the industries in which MMAC, the MMAC Subsidiaries, the Company, the Company Subsidiaries and their respective Affiliates operate.

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“MEC” has the meaning set forth in the preamble.

“MEC Management Agreement” means that certain Management Agreement dated as of November 7, 2016, by and between MEC and Renewable Energy Lending, LLC, a Delaware limited liability company.

“MGM” means Morrison Grove Management, LLC, a Delaware limited liability company.

“MGM Agreements” has the meaning set forth in the recitals.

“MGM Assets” has the meaning set forth in the recitals.

“MGM Closing Notice” has the meaning set forth in Section 5.15(a).

“MGM Interests” means all of the issued and outstanding membership interests in MGM.

“MGM LIHTC Assets” means the business associated with MGM, as in existence immediately prior to the Closing and set forth on Schedule 9.

“MGM LIHTC Fund” has the meaning set forth in Section 3.15(b).

“MGM Management Agreement” has the meaning set forth in Section 3.15(b).

“MGM Principals” means, collectively, Charles M. Pinckney, LLC, Johnson Holdings, LLC, and Morrison Grove CS Venture Partner, Inc.

“MGM Purchase Agreement” has the meaning set forth in the recitals.

“MGM Subordinate Loan Receivable” means the subordinate indebtedness of MGM owing under that certain Subordinate Loan Agreement by and between Seller and MGM, dated as of June 24, 2015.

“MLCS” has the meaning set forth in Section 2.07(a)(vi).

“MMA LIHTC Fund” has the meaning set forth in Section 3.15(a).

“MMAC” has the meaning set forth in the preamble.

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“MMAC and Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization and Authority of Seller), Section 3.02 (Enforceability), Section 3.03 (Organization, Authority and Qualification of the Company and the Company Subsidiaries), Section 3.04 (Capitalization; Subsidiaries), Section 3.05(c) (No Conflicts; Consents), Section 3.10 (Title to the Transferred Assets and the Purchased Shares), Section 3.25 (Brokers), Section 3.28 (Investment Company Act), and Section 3.31 (Anti-Takeover Provisions).

“MMAC Audited Financial Statements” means the consolidated financial statements of MMAC, filed as an exhibit to MMAC’s Annual Report on Form 10-K on December 31, 2016.

“MMAC Board” has the meaning set forth in Section 3.31.

“MMAC Common Shares” means the equity interests, designated as such in accordance with MMAC’s Second Amended and Restated Certificate of Formation and Operating Agreement, with no stated par value, of MMAC.

“MMAC Current Financial Statements” means the consolidated financial statements of MMAC, filed as an exhibit to MMAC’s Form 10-Q on September 30, 2017.

“MMAC Financial Statements” means the MMAC Audited Financial Statements together with the MMAC Current Financial Statements.

“MMAC Subsidiary” means each Subsidiary of MMAC other than the Company, the Company Subsidiaries, Cypress Spanish Fort III, LLC, the Other Entities and the Project Partnerships.

“Note Purchase Price” has the meaning set forth in Section 2.05.

“Obligations” has the meaning set forth in Section 2.03.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means with respect to any Person, the Articles or Certificate of Incorporation, Articles of Organization, Certificate of Formation, Articles or Certificate of Limited Partnership and any Bylaws, Operating Agreement, Partnership Agreement, Shareholders Agreement or any other similar or analogous documents, in each case as amended from time to time to the Closing Date.

“Other Entities” has the meaning set forth in Section 3.04(g).

“Owned Intellectual Property” has the meaning set forth in Section 3.17(a).

“Owned Real Property” has the meaning set forth in Section 3.12(b).

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“Party” or “Parties” means MMAC, MEC, Seller, Buyer and Hunt or any one or some of them, as the context requires.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, consents and similar rights granted or obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.12.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be entered into by and between Buyer and MMAC at the Closing in the form attached hereto as Exhibit B.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Project Partnership” means the limited partnerships and limited liability companies that directly own the multifamily apartment projects in which the Company is invested through the LIHTC Assets.

“Purchase Money Note” means the Purchase Money Note to be issued by Buyer to MMAC at the Closing in the form attached hereto as Exhibit C.

“Purchase Price” means the Asset Purchase Price plus the First Share Purchase Price plus the Second Share Purchase Price.

“Purchased Shares” has the meaning set forth in Section 2.08(a).

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company, the Company Subsidiaries, MMAC or the MMAC Subsidiaries.

“Real Property Lease” has the meaning set forth in Section 3.12(c).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

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“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Consents” has the meaning set forth in Section 2.07(b)(vi).

“Retained Business” means the business retained by MMAC following the Closing which shall comprise of the Excluded Assets and Excluded Liabilities.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” means the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and all other reports filed by MMAC pursuant to the Exchange Act since the filing of such Annual Report and prior to the date hereof.

“Second Share Purchase Closing Date” has the meaning set forth in Section 2.08(a).

“Second Share Purchase Price” means $4,250,000.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Books and Records” means originals, or where not available, copies, of all books and records relating in any way to the Company or any of the Company Subsidiaries, the Company Business, the Transferred Assets or the Obligations, including books of account, ledgers and general, financial and accounting records, Tax Returns (or portions thereof) relating solely to the Company, the Company Subsidiaries, the Company Business, the Transferred Assets or the Obligations, machinery and equipment maintenance files, customer and distributor lists, customer and distributor purchasing histories, price lists, distribution lists, supplier lists, sourcing data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, and marketing and promotional surveys.

“Seller Indemnified Parties” has the meaning set forth in Section 6.03.

“Senior Loan” has the meaning set forth in Section 5.15(b)(ii).

“Share Purchase” has the meaning set forth in the recitals.

“Software” means computer software programs, including all source code, object code, specifications, designs and documentation therefor.

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“Solvent” means, with respect to any Person, that (i) the fair saleable value of the property of such Person is, on the date of determination, greater than the total amount of liabilities of such Person as of such date, (ii) such Person is able to pay all liabilities of such Person as such liabilities mature and (iii) such Person does not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person.

“Subsequent Closing” has the meaning set forth in Section 2.08(a).

“Subsidiary” of a Person means any corporation, partnership, limited liability company or other legal entity of which a Person (either alone or through or together with any other Subsidiary) (a) directly or indirectly owns a majority of the outstanding share capital, voting securities or other equity interests or (b) is entitled, by Contract or otherwise, to elect, appoint or designate a majority of the members of the board of directors or managers or other governing body of such legal entity.

“Target IHS Working Capital” has the meaning set forth in Section 2.06(b).

“Taxes” means (a) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever; (b) any interest, fine, assessment, penalty or additions to the amounts set forth in clause (a), whether disputed or not; and (c) any liability in respect of any of the items described in clauses (a) and (b) payable by reason of successor, transferee, or other liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereto or any analogous or similar provision under law) or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TC Fund I” means MMA Capital TC Fund I, LLC, a Delaware limited liability company.

“Third-Party Claim” has the meaning set forth in Section 6.05(a).

“Threshold” has the meaning set forth in Section 6.04(a).

“Transaction Documents” means this Agreement, the Management Agreement, the Purchase Money Note, the Pledge and Security Agreement, the Equity Assignment, the First Amendment to SDL Operating Agreement, the First Amendment to SCL/SPL Ancillary Agreement, the Assignment and Assumption of MEC Management Agreement, the Hunt Guaranty, the Contribution Agreement, the MGM Agreements and all other documents executed and delivered in accordance with this Agreement at Closing.

“Transferred Assets” has the meaning set forth in Section 2.01.

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“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“WARN Act” has the meaning set forth in Section 3.21(e).

“Woodside Assets” has the meaning set forth in the recitals.

“Woodside Transfer Agreement” has the meaning set forth in the recitals.

Article II

PURCHASE AND SALE

Section 2.01         Purchase and Sale of the Transferred Assets. Subject to the terms and conditions set forth herein and for the consideration specified in Section 2.05(a), at the Closing, (i) Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances, all of Seller’s right, title and interest in the Interests, and (ii) MMAC and MEC shall assign, convey and transfer to the Buyer their respective rights to and interests in the Management Arrangements and Management Fee Rights, free and clear of all Encumbrances other than the Encumbrances set forth on Section 3.10 of the Disclosure Schedules (the Interests and the Management Arrangements and Management Fee Rights being collectively, the “Transferred Assets”). Immediately prior to the Closing, the Company shall hold all of the assets related to the Company Business which, for the avoidance of doubt, shall include the following:

(a)          (i) all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible wherever located and whether now existing or hereafter acquired, (ii) cash and cash equivalents, (iii) all accounts or notes receivable, (iv) all IT Assets, including all Software, (v) all inventory, finished goods, raw materials, work in progress, suppliers, parts or other inventories, (vi) all Permits, (vii) all Real Property, (viii) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property, and (ix) all of the goodwill and going concern value, in each case, relating to, used or arising in connection with the Company Business;

(b)          all rights to any Claims of any nature available to or being pursued by Seller, MMAC, MEC or any of their respective Affiliates to the extent related to the Company Business, the Transferred Assets or the Obligations, whether arising by way of counterclaim or otherwise;

(c)          all prepaid expenses, credits, advance payments, Claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

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(d)          all of Seller, MMAC, MEC’s and their respective Affiliates’ rights under warranties, indemnities and all similar rights against third parties to the extent related to the Company Business or any of the Transferred Assets or the Obligations;

(e)          the Assigned Contracts;

(f)           all insurance benefits, including rights and proceeds, arising from or relating to the Company Business, the Transferred Assets or the Obligations; and

(g)          the Seller Books and Records.

Section 2.02         Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, it is expressly acknowledged and agreed that the following (collectively, the “Excluded Assets”) are not purchased, acquired or assumed by Buyer pursuant to this Agreement: (a) all assets, properties, interests, Contracts and rights set forth on Schedule 3, and (b) all other assets, properties, interests, Contracts and rights of each of Seller, MEC, MMAC and their respective Affiliates that are not included among the Transferred Assets or used in connection with the Company Business.

Section 2.03         Obligations. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due, directly or through the acquisition of the Interests, only (a) the Current Liabilities, (b) any Liabilities (including any Liabilities under the Contracts of the Company or the Company Subsidiaries listed on Schedule 3.16(a) of the Disclosure Schedule) of the Company or any Company Subsidiary solely to the extent related to the Company Business, and arising out of, or resulting from, facts, events, or circumstances occurring or relating to the period from and after the Closing Date (but excluding, for the avoidance of doubt, any Liabilities arising as a result of the Closing and consummation of the transactions contemplated by this Agreement), (c) any Liabilities of MEC under the MEC Management Agreement solely to the extent arising out of, or resulting from, facts, events, or circumstances occurring or relating to the period from and after the Closing Date (but excluding, for the avoidance of doubt, any Liabilities arising as a result of the Closing and consummation of the transactions contemplated by this Agreement), (d) any Liabilities of the Company or any Company Subsidiary with respect to the Guilford Trust Obligations, and (e) the IRFA Guarantees (collectively, the “Obligations”).

Section 2.04         Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume and shall not be responsible to pay, perform or discharge and shall have no responsibility for any Liabilities of Seller, MMAC, the MMAC Subsidiaries, MEC or any of their respective Affiliates of any kind or nature whatsoever other than the Obligations (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following (other than the Obligations, which shall not be Excluded Liabilities):

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(a)          any Liabilities of the Company or any of its Affiliates (including any Company Subsidiary) arising prior to the Closing Date (other than Current Liabilities solely to the extent included in the calculation of the Closing IHS Working Capital as finally determined in accordance with Section 2.06);

(b)          any Liabilities arising out of, in respect of, or in connection with, the Management Arrangements and Management Fee Rights prior to the Closing Date;

(c)          (i) any Liabilities of Seller, MMAC, MEC or any of their respective Affiliates (other than the Company or any of the Company Subsidiaries) for Taxes or (ii) any Liabilities of the Company or any of the Company Subsidiaries for Taxes for any Pre-Closing Tax Period (other than Taxes allocated to Buyer under Section 5.13);

(d)          any Liabilities relating to or arising out of the Excluded Assets, including, without limitation, any and all Claims that constitute Excluded Assets;

(e)          any Liabilities which constitute intercompany payables, debt or other accounts owing from the Company or any Company Subsidiary to Seller, MMAC, MEC or any of their respective Affiliates;

(f)           any Liabilities in respect of any pending or threatened Claims arising out of, relating to or otherwise in respect of the Company Business, the Transferred Assets or the Obligations to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date;

(g)          except as specifically provided in Section 5.01, all Liabilities of MMAC or any of its Affiliates relating to or arising out of (i) the employment, or termination of employment, of any Employee or former employee or other service provider prior to the Closing, (ii) Benefit Plans, or (iii) workers’ compensation Claims of any Employee or former employee or other service provider that relate to events occurring prior to the Closing Date;

(h)          any Liabilities associated with debt, loans or credit facilities of MMAC, MEC, Seller or any of their respective Affiliates owing to financial institutions;

(i)           any Liabilities arising out of, in respect of or in connection with the failure by MMAC, MEC, Seller or any of their respective Affiliates to comply with any Law or Governmental Order;

(j)           any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date or otherwise arising out of any actions or omissions of any of MMAC, MEC, Seller or any of their respective Affiliates;

(k)          any Liabilities arising out of, in respect of, in connection with, or associated with, the sale of Glisan Housing Partners, LLC’s assets including any and all Claims between, among or involving, MMA Capital TC Fund I, LLC, Jolt Realty Incorporated, LNR 2001 Fund III, LLC and Steadfast Companies;

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(l)           any Liabilities arising or relating to any Claims arising in connection with the transactions contemplated by this Agreement and the other Transaction Documents; and

(m)         any Liabilities of MMAC, MEC, Seller or any of their respective Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others.

Section 2.05         Asset Purchase Price. The aggregate purchase price for the Transferred Assets shall be $57,000,000 (the “Note Purchase Price”), plus the assumption of the Obligations (collectively, the “Asset Purchase Price”), which shall be subject to adjustment in accordance with Section 2.06. The Asset Purchase Price shall be paid entirely by the execution and delivery of the Purchase Money Note in an amount equal to the Note Purchase Price and assumption of the Obligations.

Section 2.06         IHS Working Capital Adjustment.

(a)          Schedule 1 contains MMAC’s estimate of the IHS Working Capital as of the close of business in New York, New York on the Closing Date (the “Estimated IHS Working Capital”). MMAC shall cooperate with and make available to Buyer and its Representatives the books and records of MMAC, Seller, the Company and each of the Company Subsidiaries and any documents, schedules or work papers used by MMAC in connection with MMAC’s preparation of the Estimated IHS Working Capital, as may be reasonably requested by Buyer.

(b)          For purposes of determining the Note Purchase Price delivered at the Closing, the following adjustments are applied to the Note Purchase Price: (i) if the Estimated IHS Working Capital is less than $2,597,215 (the “Target IHS Working Capital”), the Note Purchase Price delivered at the Closing shall be decreased by the amount the Target IHS Working Capital exceeds the Estimated IHS Working Capital and (ii) if the Estimated IHS Working Capital is greater than the Target IHS Working Capital, the Note Purchase Price delivered at the Closing shall be increased by the amount the Target IHS Working Capital is less than the Estimated IHS Working Capital (the “IHS Working Capital Adjustment”). If the Estimated IHS Working Capital is equal to the Target IHS Working Capital, then the Note Purchase Price delivered at the Closing shall not be adjusted.

(c)          Within forty-five (45) days after the Closing Date, Buyer shall deliver to MMAC its determination in writing of the IHS Working Capital as of the close of business in New York, New York on the Closing Date (the “Closing IHS Working Capital”), including reasonable detail with supporting documentation. MMAC and any accountants and advisors engaged by MMAC shall be permitted reasonable access to the books and records of Buyer, the Company and the Company Subsidiaries and any documents, schedules or work papers used by Buyer in its determination of the Closing IHS Working Capital, as may be reasonably requested by MMAC for purposes of evaluating Buyer’s determination of the Closing IHS Working Capital and making its own determination of the Closing IHS Working Capital.

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(d)          Within thirty (30) days after Buyer’s delivery of its determination of the Closing IHS Working Capital, MMAC may object to Buyer’s determination of the Closing IHS Working Capital, by notifying Buyer in writing of each objection, including a reasonably detailed description of the basis therefor (which objections shall be limited to objections that the Buyer’s determination of the Closing IHS Working Capital contained mathematical errors or was not prepared in accordance with this Agreement) (the “IHS Objection Notice”). If MMAC fails to deliver an IHS Objection Notice within such thirty (30)-day period, Buyer’s determination of the Closing IHS Working Capital will be conclusively presumed to be true and correct in all respects and will be the final and binding Closing IHS Working Capital. If MMAC delivers an IHS Objection Notice to Buyer within such thirty (30)-day period, then Buyer and MMAC shall attempt in good faith to resolve any disputes as to the computation of the Closing IHS Working Capital within twenty (20) days from the date of delivery of the IHS Objection Notice. If Buyer and MMAC cannot reach agreement on all such disputes within such twenty (20)-day period (or such longer period as they may mutually agree), then all remaining disputes as to the computation of the Closing IHS Working Capital shall be resolved in accordance with the procedure set forth in Section 2.06(e).

(e)          In the event that Buyer and MMAC cannot reach agreement on all disputes as to the computation of Closing IHS Working Capital within twenty (20) days after delivery of the IHS Objection Notice (or such longer period as they may mutually agree), Buyer and MMAC shall jointly submit only the items remaining in dispute (the “Disputed Items”) for determination by the Independent Accountant in accordance with the provisions of this Section 2.06. Buyer and MMAC shall direct the Independent Accountant to review the Disputed Items and, within thirty (30) days following its engagement (or within the shortest time frame as the Independent Accountant shall agree), deliver a written report to Buyer and MMAC, setting forth its determination of the Disputed Items and the resulting calculation of the Closing IHS Working Capital. Buyer and MMAC shall cooperate with and timely respond to all reasonable requests for information, books, records and similar items by the Independent Accountant. The Independent Accountant shall determine only the Disputed Items. Each of Buyer and MMAC shall be entitled to make written presentations to the Independent Accountant regarding the Disputed Items, but neither Buyer nor MMAC shall meet separately with the Independent Accountant. In making its determination, the Independent Accountant shall (i) be bound by the terms and conditions of this Agreement, including (A) the definition of IHS Working Capital and (B) the terms of this Section 2.06(e), and (ii) not assign any value with respect to a Disputed Item that is greater than the highest value for such Disputed Item claimed by either Buyer or MMAC or that is less than the lowest value for such Disputed Item claimed by either Buyer or MMAC. The submission of the Disputed Item to the Independent Accountant shall be the exclusive remedy for resolving disputes related to the determination of the IHS Working Capital, and the Independent Accountant’s determination shall be binding upon Buyer and MMAC. The Independent Accountant’s fees and expenses shall be borne pro rata as between MMAC, on the one hand, and Buyer, on the other hand, in proportion to the final allocation made by the Independent Accountant of the Disputed Items weighted in relation to the Claims made by MMAC, on the one hand, and Buyer, on the other hand, such that the prevailing party pays the lesser proportion of such fees and expenses. For example, if MMAC claims that the Disputed Items are, in the aggregate, $1,000 greater than the amount determined by Buyer and if the Independent Accountant ultimately resolves the dispute by awarding to MMAC an aggregate of $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant will be allocated 30% (i.e., 300 divided by 1,000) to Buyer and 70% (i.e., 700 divided by 1,000) to MMAC.

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(f)           Post-Closing Adjustment.

(i)          If (A) an IHS Working Capital Adjustment was made at Closing and the Closing IHS Working Capital is less than the Estimated IHS Working Capital, MMAC shall pay, by wire transfer of immediately available funds, to Buyer an amount in cash equal to the difference between the Closing IHS Working Capital and the Estimated IHS Working Capital, or (B) no IHS Working Capital Adjustment was made at the Closing (because the Estimated IHS Working Capital equaled the Target IHS Working Capital) and the Closing IHS Working Capital is less than the Target IHS Working Capital, MMAC shall pay, by wire transfer of immediately available funds, to Buyer an amount in cash equal to the difference between the Closing IHS Working Capital and the Target IHS Working Capital.

(ii)         If (A) an IHS Working Capital Adjustment was made at the Closing and the Closing IHS Working Capital is greater than the Estimated IHS Working Capital, Buyer shall pay, by wire transfer of immediately available funds, to MMAC an amount in cash equal to the difference between the Closing IHS Working Capital and the Estimated IHS Working Capital, or (B) no IHS Working Capital Adjustment was made at the Closing (because the Estimated IHS Working Capital equaled the Target IHS Working Capital) and the Closing IHS Working Capital is greater than the Target IHS Working Capital, Buyer shall pay, by wire transfer of immediately available funds, to MMAC an amount in cash equal to the difference between the Closing IHS Working Capital and the Target IHS Working Capital.

Section 2.07         Transactions to be Effected at the Closing.

(a)          At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i)          the Note Purchase Price by delivery of the Purchase Money Note and the Pledge and Security Agreement, in each case, duly executed and delivered by Buyer;

(ii)         an assignment and assumption of the Interests to Buyer in the form of Exhibit D hereto (the “Equity Assignment”), duly executed by Buyer;

(iii)        the Assignment and Assumption of MEC Management Agreement, duly executed by the Manager;

(iv)        the First Amendment to SDL Operating Agreement, duly executed by the Manager;

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(v)         the First Amendment to SCL/SPL Ancillary Agreement, duly executed by the Manager;

(vi)        appropriate agreements, documents, instruments or certificates required to replace guarantees by MMAC and its Affiliates of Merrill Lynch Capital Services (together with its Affiliates, “MLCS”) whether to investors or to guaranteed funds in certain MGM LIHTC Assets or TC Fund I, such that MMAC and its Affiliates are released from any further liability thereon, in form and substance reasonably satisfactory to Buyer, MLCS and MMAC;

(vii)       the Management Agreement, duly executed by the Manager;

(viii)      a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers, as applicable, of Hunt and Buyer authorizing the execution, delivery and performance of this Agreement and each of the other applicable Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(ix)         a certificate of the Secretary or an Assistant Secretary (or equivalent executive officer) of Buyer certifying the names and signatures of the officers of Hunt and Buyer authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder.

(b)          At the Closing, Seller, MMAC and MEC, as applicable, shall deliver, or cause to be delivered, to Buyer:

(i)          the Equity Assignment, duly executed by MMAC and Seller and their applicable Affiliates;

(ii)         the Assignment and Assumption of MEC Management Agreement, duly executed by MEC;

(iii)        the First Amendment to SDL Operating Agreement, duly executed by MEC and the other parties thereto (other than the Manager);

(iv)        the First Amendment to SCL/SPL Ancillary Agreement, duly executed by MMAC and the other parties thereto (other than the Manager);

(v)         the Management Agreement, duly executed by MMAC;

(vi)        a copy of each third-party consent set forth in Schedule 7 (such third-party consents, the “Required Consents”);

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(vii)       a certificate of the Secretary or an Assistant Secretary (or equivalent executive officer) of MMAC certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of MMAC, MEC and Seller authorizing the execution, delivery and performance of this Agreement and each of the other applicable Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and no other resolutions are necessary to authorize the execution, delivery and performance of this Agreement and each of the other applicable Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(viii)      a certificate of the Secretary or an Assistant Secretary (or equivalent executive officer) of MMAC certifying the names and signatures of the officers of MMAC, MEC and Seller authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder;

(ix)         certificates, in compliance with Treasury Regulations Section 1.1445-2(b)(2), certifying that each of Seller, MMAC and MEC is not a foreign person; and

(x)          if requested by Buyer, written resignations, in form and substance reasonably acceptable to Buyer, from each officer and director of the Company and the Company Subsidiaries as so requested.

Section 2.08         Acquisition of MMAC Common Shares.

(a)          Subject to the terms and conditions set forth in this Agreement, (i) on the date that is sixty (60) days after the Closing Date (such date, the “First Share Purchase Closing Date”), MMAC shall issue and sell to Buyer or one of its Subsidiaries or Affiliates, and Buyer or one of its Subsidiaries or Affiliates shall purchase and acquire from MMAC, 125,000 validly issued, fully paid and non-assessable MMAC Common Shares, free and clear of all Encumbrances (other than Encumbrances relating to the transfer of securities under applicable securities Laws, including those imposed by MMAC’s transfer agent in connection with such securities Laws transfer restrictions), for an aggregate purchase price equal to the First Share Purchase Price, and (ii) on the six (6)-month anniversary of the Closing Date (such date, the “Second Share Purchase Closing Date”), MMAC shall issue and sell to Buyer or one of its Subsidiaries or Affiliates, and Buyer or one of its Subsidiaries or Affiliates shall purchase and acquire from MMAC, 125,000 validly issued, fully paid and non-assessable MMAC Common Shares, free and clear of all Encumbrances (other than Encumbrances relating to the transfer of securities under applicable securities Laws, including those imposed by MMAC’s transfer agent in connection with such securities Laws transfer restrictions), for an aggregate purchase price equal to the Second Share Purchase Price (the MMAC Common Shares purchased pursuant to the foregoing clauses (i) and (ii), collectively, the “Purchased Shares”); provided, however, that, subject to the terms and conditions herein, such sales and purchases of the Purchased Shares (each, a “Subsequent Closing”) may, at the option of Buyer, occur in one or more closings prior to the First Share Purchase Closing Date and/or the Second Share Purchase Closing Date, as applicable. If Buyer determines that it desires to accelerate the First Share Purchase Closing Date and/or the Second Share Purchase Closing Date, as applicable, it shall deliver a notice (the “Early Share Purchase Closing Notice”) to MMAC, setting forth the number of MMAC Common Shares it desires to purchase at such Subsequent Closing and the date of such Subsequent Closing, which date shall be no earlier than five (5) Business Days after delivery to MMAC of such Early Share Purchase Closing Notice. Notwithstanding anything contained herein to the contrary, in no event shall the number of Purchased Shares exceed 250,000 MMAC Common Shares and in no event shall the aggregate consideration paid by Buyer or one of its Subsidiaries or Affiliates for the Purchased Shares differ from the amount equal to the First Share Purchase Price plus the Second Share Purchase Price. Each Subsequent Closing shall, subject to the terms and conditions of this Agreement, take place at the offices of Gallagher Evelius & Jones LLP, 218 North Charles Street, Suite 400, Baltimore, Maryland 21201, or such other location as Buyer and MMAC shall mutually select.

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(b)          At each Subsequent Closing, MMAC shall deliver, or cause to be delivered, to Buyer or one of its Subsidiaries or Affiliates that is acquiring the applicable number of Purchased Shares, such Purchased Shares and evidence of the issuance thereof by book-entry from MMAC’s transfer agent.

(c)          At each Subsequent Closing, Buyer (or one of its Subsidiaries or Affiliates) shall deliver, or cause to be delivered to MMAC, the First Share Purchase Price or the Second Share Purchase Price, as applicable.

(d)          The obligation of MMAC to issue and deliver the applicable Purchased Shares at any Subsequent Closing as provided in this Section 2.08, shall be subject to the satisfaction or waiver, prior thereto or concurrently therewith, of the following condition:

(i)          At such Subsequent Closing, (x) there shall exist no Law, Governmental Order, injunction or other order promulgated or issued by any Governmental Authority of competent jurisdiction which prohibits the consummation of the Share Purchase and (y) there shall not be pending any Claim by any Governmental Authority challenging or seeking to make illegal or prohibit the consummation of the Share Purchase.

(e)          The obligation of Buyer (or one of its Subsidiaries or Affiliates) to purchase and pay for applicable Purchased Shares at any Subsequent Closing as provided in this Section 2.08, shall be subject to the satisfaction or waiver, prior thereto or concurrently therewith, of the following conditions:

(i)          At such Subsequent Closing, (x) there shall exist no Law, Governmental Order, injunction or other order promulgated or issued by any Governmental Authority of competent jurisdiction which prohibits the consummation of the Share Purchase and (y) there shall not be pending any Claim by any Governmental Authority challenging or seeking to make illegal or prohibit the consummation of the Share Purchase; and

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(ii)         Since the date of this Agreement, no change, event, circumstance, effect, development, condition or occurrence shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)           The Parties acknowledge and agree that the obligations with respect to, and the consummation of, the Share Purchase are subsequent to and conditioned on the earlier consummation of the Closing.

Section 2.09         Contingent Purchase Price Payment.

(a)          Subject to the terms and conditions of this Agreement, if the Contingent Purchase Price Hurdle is met at any time during the Contingent Purchase Price Period, Buyer shall thereafter pay to Seller the Contingent Purchase Price Amount in accordance with Section 2.09(c). A Contingent Purchase Price Amount becoming payable shall be treated as an addition to the Purchase Price. For the avoidance of doubt, no Contingent Purchase Price Amount will be due or payable to Seller if the Contingent Purchase Price Hurdle is not met during the Contingent Purchase Price Period.

(b)          On an annual basis during the Contingent Purchase Price Period (each such period, an “Interim Contingent Purchase Price Period”) and at Seller’s sole cost and expense, within sixty (60) days of each calendar year-end, Buyer shall prepare and deliver to Seller its determination in writing of the cumulative Contingent Purchase Price Amount, if any, due to Seller after deducting any Contingent Purchase Price Amounts that were previously remitted to the Seller in any prior Interim Contingent Purchase Price Periods (such amount, the “Estimated Interim Contingent Purchase Price Amount”). The written determination shall include reasonable detail with supporting documentation, the calculation shall be at Seller’s sole cost and expense and shall be, at Seller’s sole cost and expense, verified by an independent third-party accounting firm of regional or national standing mutually agreed by Buyer and Seller. If a Contingent Purchase Price Amount is due and payable to Seller for any Interim Contingent Purchase Price Period, then, within ten (10) Business Days of the delivery of Buyer’s calculation of the Estimated Interim Contingent Purchase Price Amount to Seller, Buyer shall pay, by wire transfer of immediately available funds, to Seller an amount equal to the Estimated Interim Contingent Purchase Price Amount.

(c)          If, at any time during the Contingent Purchase Price Period (other than in connection with the expiration of the Contingent Purchase Price Period, which shall be governed by Section 2.09(d)), Buyer determines that previously paid Estimated Interim Contingent Purchase Price Amounts, in the aggregate, resulted in an (i) overpayment to Seller or (ii) underpayment to Seller, in each case, in respect of the Contingent Purchase Price Amount payable for all applicable Interim Contingent Purchase Price Periods, then, (x) in the case of clause (i), Seller shall promptly pay to Buyer, in immediately available funds to a bank account designated in writing by Buyer, the amount of such overpayment as determined by Buyer and (y) in the case of clause (ii), Buyer shall promptly pay to Seller, in immediately available funds to a bank account designated in writing by Seller, the amount of such underpayment as determined by Buyer. If Seller disagrees with Buyer’s determinations in connection with this Section 2.09(c), the provisions of Section 2.06(d) and 2.06(e) shall apply mutatis mutandis to the resolution of any disputes relating thereto.

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(d)          Within sixty (60) days after the expiration of the Contingent Purchase Price Period, Buyer shall deliver to Seller its determination in writing of the Contingent Purchase Price Amount for the entire Contingent Purchase Price Period (such amount, the “Final Contingent Purchase Price Amount”), if any, due to Seller after deducting all Contingent Purchase Price Amounts that were previously remitted to the Seller in any prior Interim Contingent Purchase Price Periods. The written determination shall include reasonable detail with supporting documentation and the calculation shall be verified by an independent third-party accounting firm of regional or national standing mutually agreed upon by Buyer and Seller. If Seller disagrees with Buyer’s calculation of the Final Contingent Purchase Price Amount, the provisions of Section 2.06(d) and 2.06(e) shall apply mutatis mutandis to the resolution of any disputes relating thereto. No later than ten (10) Business Days after the Final Contingent Purchase Price Amount is determined:

(i)          If the Final Contingent Purchase Price Amount due to Seller exceeds the aggregate Estimated Interim Contingent Purchase Price Amounts, if any, Buyer shall promptly pay to Seller, in immediately available funds to a bank account designated in writing by Seller, the amount of such excess.

(ii)         If the Final Contingent Purchase Price Amount due to Seller is less than the aggregate Estimated Interim Contingent Purchase Price Amounts, if any, Seller shall promptly pay to Buyer, in immediately available funds to a bank account designated in writing by Buyer, the amount of such shortfall.

(e)          For the avoidance of doubt, in no event shall anything in this Section 2.09 prohibit Buyer and/or its Affiliates from selling all or any portion of their equity interests in, or assets of, Buyer and/or its Affiliates (including any of the LIHTC Assets or any of the MGM LIHTC Assets), directly or indirectly, whether by way of merger, consolidation, sale of assets or otherwise.

Section 2.10         Allocation of Asset Purchase Price. Within thirty (30) days after the Closing Date, MMAC shall deliver to Buyer a schedule allocating the Note Purchase Price (and any Obligations treated as consideration for the Transferred Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies MMAC in writing that Buyer objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Buyer. In the event of such objection, MMAC and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if MMAC and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within (30) days after Buyer’s delivery of notice of objection to MMAC, such dispute shall be resolved by the Independent Accountant in accordance with the procedure set forth in Section 5.07(a). The fees and expenses of the Independent Accountant shall be borne equally by MMAC and Buyer. MMAC and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

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Section 2.11         Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (other than the Share Purchase and any assignment of the MGM Agreements) (the “Closing”) shall take place at the offices of Gallagher Evelius & Jones LLP, 218 North Charles Street, Suite 400, Baltimore Maryland 21201 simultaneously with the execution and delivery of this Agreement on the date hereof unless another place is agreed to in writing by the Parties (the day on which the Closing takes place being the “Closing Date”). The Closing shall be deemed effective as of 10:00 a.m., Eastern time, on the Closing Date.

Section 2.12         Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that such amounts are so deducted and withheld by Buyer and paid to the applicable Governmental Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid by Buyer to the Person in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF MMAC AND SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, MMAC and Seller represent and warrant to Buyer as follows:

Section 3.01         Organization and Authority of Seller. Each of MMAC, MEC and Seller is a limited liability company or corporation duly organized or incorporated, as applicable, validly existing and in good standing under the Laws of the state of its state of organization or incorporation, as applicable. Each of MMAC, MEC and Seller has all necessary limited liability company or corporate power and authority, as applicable, to own, lease and operate its properties and assets and to carry on its business as it is currently conducted. Each of MMAC, MEC and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Each of MMAC, MEC and Seller has full power and authority to enter into and perform this Agreement and each of the other Transaction Documents to which it is or will be a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and thereby (including, for the avoidance of doubt, with respect to any actions taken by MMAC, MEC, Seller or any of their respective Affiliates in connection with the transfer of assets to the Company prior to the Closing).

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Section 3.02         Enforceability. The execution and delivery by each of MMAC, MEC and Seller of this Agreement and each of the other Transaction Documents to which it is or will be a party, the performance by MMAC, MEC and Seller of its obligations hereunder and thereunder and the consummation by MMAC, MEC and Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company or corporate action, as applicable, on the part of MMAC, MEC and Seller, as applicable, and no other limited liability company or corporate proceeding, as applicable, on the part of MMAC, MEC or Seller or their board of directors or managers, stockholders, members or any other equityholders is necessary to authorize the execution, delivery and performance by MMAC, MEC and Seller of this Agreement and any of the other Transaction Documents to which MMAC, MEC or Seller, as applicable, is or will be a party. This Agreement has been and each of the other Transaction Documents has been or will be duly executed and delivered by MMAC, MEC and Seller, and (assuming due authorization, execution and delivery by each of the other parties hereto or thereto) this Agreement and each of the other Transaction Documents constitute a legal, valid and binding obligation of MMAC, MEC and Seller, enforceable against MMAC, MEC and Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.03         Organization, Authority and Qualification of the Company and the Company Subsidiaries. The Company and each of the Company Subsidiaries is a limited liability company or a corporation, duly organized or incorporated, as applicable, validly existing and in good standing under the Laws of the state of its state of organization or incorporation, as applicable. The Company and each Company Subsidiary has all necessary limited liability company or corporate power and authority, as applicable, to own, operate or lease its properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company and each Company Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Company and each Company Subsidiary has full power and authority to enter into, deliver and perform each of the other Transaction Documents to which the Company or any Company Subsidiary is or will be a party and to carry out its obligations thereunder and to consummate the transactions contemplated thereby.

Section 3.04         Capitalization; Subsidiaries.

(a)          As of the date hereof, the MMAC Board has authorized the issuance of 50,000,000 MMAC Common Shares and no other classes or series of securities. As of the close of business on January 3, 2018, (i) 5,525,687 MMAC Common Shares were issued and outstanding and (ii) 1,289,385 MMAC Common Shares were reserved for issuance pursuant to the Benefit Plans. Except as set forth in the immediately preceding sentence, as of the close of business on January 8, 2018, there are no securities convertible into, or exchangeable or exercisable for, equity securities of MMAC.

(b)          All issued and outstanding MMAC Common Shares and all MMAC Common Shares that are subject to issuance, including the Purchased Shares, (i) are, or upon issuance will be, duly authorized and validly issued, and (ii) are not, or upon issuance will not be, subject to any preemptive rights. The issuance of the Purchased Shares does not contravene the rules and regulations of the NASDAQ Stock Market.

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(c)          Section 3.04(c) of the Disclosure Schedules sets forth a complete and accurate list of the name and jurisdiction of each MMAC Subsidiary. All of the issued and outstanding shares of capital stock of, or other equity interests in, each MMAC Subsidiary have been duly authorized, validly issued and issued in compliance with all applicable Laws and not in violation of any preemptive rights and are, to the extent applicable, fully paid and nonassessable and are directly owned of record by MMAC or a MMAC Subsidiary, free and clear of all Encumbrances, except as set forth on Section 3.04(c) of the Disclosure Schedules.

(d)          Neither MMAC nor any MMAC Subsidiary will, at the Closing, directly or indirectly own, or have a direct or indirect ownership interest in, any Person (other than a MMAC Subsidiary, Cypress Spanish Fort III, LLC, the Company, a Company Subsidiary, the Project Partnerships, the Other Entities and other intermediate entities through which any of such Persons holds such Project Partnerships and Other Entities).

(e)          The Interests represent all of the issued and outstanding equity interests of the Company, and Seller owns all of the Interests and no other Person has any ownership interest whatsoever (legal or equitable) in the Interests.

(f)           Section 3.04(f) of the Disclosure Schedules sets forth a complete and accurate list of the name and jurisdiction of each of the Company Subsidiaries. All of the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been duly authorized, validly issued and are, to the extent applicable, fully paid and nonassessable and are directly owned of record by the Company or a Company Subsidiary, free and clear of all Encumbrances, except as set forth on Section 3.04(f) of the Disclosure Schedules.

(g)          Except for the Company Subsidiaries, the Company or a Company Subsidiary will not at the Closing directly or indirectly own, or have any direct or indirect ownership interest in, any other Person (other than a Company Subsidiary), except that the Company owns indirectly through the Company Subsidiaries and other intermediate entities the equity interests in the “Other Entities” and Project Partnerships as described on Schedule 2.

(h)          The Interests and the equity capital in each of the Company Subsidiaries are duly authorized and validly issued, were issued in compliance with all applicable Laws and not in violation of any preemptive rights. The Interests and the equity capital in each of MMAC, the Company Subsidiaries and the MMAC Subsidiaries were issued in compliance with the Organizational Documents of MMAC, the Company, each of the Company Subsidiaries, and the MMAC Subsidiaries, as applicable, and each other agreement, arrangement, or commitment to which MMAC, Seller, the Company, any of the Company Subsidiaries or any of the MMAC Subsidiaries or any of their respective Affiliates is a party and are not subject to, or in violation of, any preemptive or similar rights of any Person.

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(i)           Except as set forth in Section 3.04(i) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the equity securities or capital stock of MMAC or any of its Subsidiaries (including the Company and the Company Subsidiaries but excluding the Project Partnerships and Other Entities) or obligating MMAC or any such Subsidiaries or any of their respective Affiliates to issue or sell any membership interest, shares of capital stock or any other interest in, MMAC or any such Subsidiaries. None of MMAC or any of its Subsidiaries (including the Company and the Company Subsidiaries) has outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Other than the Organizational Documents of MMAC and its Subsidiaries (including the Company and the Company Subsidiaries but excluding the Project Partnerships and Other Entities), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity capital of MMAC or any of its Subsidiaries (including the Company and the Company Subsidiaries but excluding the Project Partnerships and Other Entities).

(j)           Neither MMAC nor any Subsidiary thereof (including the Company and the Company Subsidiaries but excluding the Project Partnerships and Other Entities) has any authorized or outstanding bonds, debentures, notes or other indebtedness (i) the holders of which have the right to vote or (ii) convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote, with, in each case, the equity holders of MMAC or such Subsidiary on any matter. Except as set forth in Section 3.04(j) of the Disclosure Schedules or as provided in any of the Organizational Documents of MMAC, Seller and the Company, there are no agreements or understandings to which MMAC, Seller, the Company or any of their respective Affiliates is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of, or voting interest in, the Company, MMAC or any Subsidiary of MMAC (including the Company Subsidiaries but excluding the Project Partnerships and Other Entities) or (y) vote or dispose of any shares of capital stock or other equity interests of, or voting interest in, the Company, MMAC or any Subsidiary of MMAC (including the Company Subsidiaries but excluding the Project Partnerships and Other Entities), including any irrevocable proxies or voting agreements with respect to any shares of capital stock or other equity interests of, or voting interest in, the Company, MMAC or any Subsidiary of MMAC (including the Company Subsidiaries but excluding the Project Partnerships and Other Entities).

Section 3.05         No Conflicts; Consents.

(a)          The execution, delivery and performance by MMAC, MEC and Seller of this Agreement and the execution, delivery and performance by them, the Company and any Company Subsidiary of each of the other Transaction Documents to which they (individually or collectively) are or will be a party, and the consummation by each of them of the transactions contemplated hereby and thereby (including any assignment of the MGM Agreements to Buyer), do not and will not: (i) conflict with or result in a violation or breach (or an event which, with the giving of notice or the passage of time, or both, would constitute a breach) of, require any consent, authorization, approval or exemption by, any Person under, or give to others any rights of termination or amendment under, any provision of the Organizational Documents of MMAC, MEC, Seller, the Company or any Subsidiary of MMAC (including the Company Subsidiaries); (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order binding upon or applicable to MMAC, MEC, Seller, the Company or any Subsidiary of MMAC (including the Company Subsidiaries) or any of their respective assets (including the Transferred Assets and/or the Retained Business); (iii) result in the creation or imposition of any Encumbrance upon any of the property or assets of any of MMAC, MEC, Seller, the Company or any Subsidiary of MMAC (including the Company Subsidiaries); or (iv) except as set forth in Section 3.05(a)(iv) of the Disclosure Schedules and for any consent, notice or other action obtained prior to the date hereof, require the consent, the giving of notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under or result in the acceleration of, any Contract to which MMAC, MEC, Seller, the Company or any Subsidiary of MMAC (including the Company Subsidiaries) is a party or by which any of their properties or assets are bound; except, in the case of clauses (i) (but only with respect to Project Partnerships and Other Entities), (ii), (iii) and (iv) above, as would not be material to (x) the Company and the Company Subsidiaries, taken as a whole, the Company Business, or the Transferred Assets or (y) MMAC and the MMAC Subsidiaries, taken as a whole (including the Retained Business).

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(b)          No consent, approval, Permit, Governmental Order, exemption by, declaration, registration, qualification or filing with, or notice to, any Governmental Authority is required by or with respect to MMAC, MEC, Seller or any Subsidiary of MMAC (including the Company Subsidiaries) in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents and the consummation by each of them of the transactions contemplated hereby and thereby (including any assignment of the MGM Agreements to Buyer), except as set forth in Section 3.05(a)(iv) of the Disclosure Schedules and except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not be material to (x) the Company and the Company Subsidiaries, taken as a whole (including the Company Business) or (y) MMAC and the MMAC Subsidiaries, taken as a whole (including the Retained Business).

(c)          Except as set forth in Section 3.05(a)(iv) of the Disclosure Schedules and for any consent, vote or approval obtained prior to the date hereof, none of MMAC, MEC, Seller, the Company, any Company Subsidiary or any of their respective Affiliates is required to give any notice to or obtain any consent, vote or approval from any Person (including, for the avoidance of doubt, any holder of any equity interests in MMAC, MEC, Seller, the Company or any Subsidiary of MMAC (including the Company Subsidiaries)) in connection with the execution and delivery of this Agreement or any of the other Transaction Documents, or the consummation or performance of the transactions contemplated hereby or thereby (including any assignment of the MGM Agreements to Buyer).

Section 3.06         Company Financial Statements. Attached hereto as Schedule 4 is a true and correct copy of the Company’s unaudited pro forma balance sheet based on a September 30, 2017 unaudited consolidated balance sheet and giving effect to the consummation of the transactions described in this Agreement as of the Closing Date (the “Company Financial Statements”). The Company Financial Statements have been prepared from the books and records of the Company and the Company Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods involved, subject to normal and recurring year-end adjustments and the absence of notes. The Company Financial Statements fairly present in all material respects the financial condition of the Company and the Company Subsidiaries reflected therein as of the respective dates they were prepared, giving effect to the consummation of the transactions described in this Agreement as of the Closing Date.

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Section 3.07         SEC Reports; MMAC Financial Statements; Internal Controls.

(a)          MMAC has timely filed with or otherwise furnished (as applicable) to the SEC all filings required to be made by it pursuant to the Exchange Act and the Securities Act, including the SEC Filings. As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings.

(b)          As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)          The MMAC Financial Statements have been prepared from the books and records of MMAC and each of its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of any of the MMAC Current Financial Statements, to normal and recurring year-end adjustments and the absence of notes (that, if included, would not differ materially from those presented in the MMAC Audited Financial Statements). The MMAC Financial Statements fairly present in all material respects the financial condition of MMAC and the MMAC Subsidiaries reflected therein as of the respective dates they were prepared and the results of the operations and the changes in the financial position of the entities reflected therein for the periods indicated and have been prepared in the ordinary course of business in accordance with past practices consistently applied throughout the periods indicated.

(d)          Except as described in the SEC Filings, MMAC has established and maintain a system of “internal controls” over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of their financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 3.08         Undisclosed Liabilities.

(a)          None of the Company or any of the Company Subsidiaries has any liabilities, obligations or commitments of a type required to be reflected or reserved against on a balance sheet of the Company and the Company Subsidiaries prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Company Financial Statements; (ii) those which are set forth on Section 3.08(a) of the Disclosure Schedules; and (iii) those which have been incurred in the ordinary course of business, consistent with past practice, since the date of the Company Financial Statements and which are not material in amount.

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(b)          None of MMAC nor any of its Subsidiaries has any liabilities, obligations or commitments of a type required to be reflected or reserved against on a balance sheet of MMAC and its Subsidiaries prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the MMAC Financial Statements; (ii) those which are set forth on Section 3.08(b) of the Disclosure Schedules; and (iii) those which have been incurred in the ordinary course of business, consistent with past practice, since the date of the MMAC Current Financial Statements and which are not material in amount.

Section 3.09         Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 3.09 of the Disclosure Schedules, (x) in the case of the Company Business, from September 30, 2017 until the date of this Agreement, each of the Company and each Company Subsidiary has operated in the ordinary course of business consistent with past practice and (y) in the case of the Retained Business, from the date of the MMAC Current Financial Statements until the date of this Agreement, each of MMAC and each MMAC Subsidiary has operated in the ordinary course of business consistent with past practice and, in each case, there has not been any:

(a)          event, occurrence or development that has had, or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          except as disclosed or provided for in the SEC Filings with respect to MMAC in connection with MMAC’s share buyback program, declaration or payment of any dividends or distributions on or in respect of any membership interests, shares of capital stock or other equity securities or redemption, purchase or acquisition of any membership interests, shares of capital stock or other equity interests other than in the ordinary course of business, consistent with past practice;

(c)          amendment of any Organizational Documents;

(d)          split, combination or reclassification of any membership interests, shares of capital stock or other equity securities;

(e)          except in accordance with MMAC Benefit Plans disclosed in the SEC Filings, issuance, sale or other disposition of, or creation of any Encumbrance on, membership interests, shares of capital stock or other equity interest, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests, shares of capital stock or other equity interests;

(f)           material change in any method of accounting or accounting practice, except as required by GAAP or applicable Law or as disclosed in the notes to the Company Financial Statements or the MMAC Financial Statements, as applicable;

(g)          material change in policies, practices and procedures with respect to cash management, prepayment of expenses, accrual of other expenses, deferral of revenue, payment of trade accounts payable, or similar changes that would otherwise impact the methodology for calculating the IHS Working Capital or GAAP Common Shareholders’ Equity (as such term is defined in the Management Agreement), except as required by GAAP or applicable Law or as disclosed in the notes to the Company Financial Statements or the MMAC Financial Statements, as applicable;

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(h)          (A) except as required by a change in Law, (w) new Tax election or Tax reporting practice or policy or any changes to or rescission of any existing Tax election or Tax reporting practice or policy, (x) agreement to any extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, (y) filing of any Tax Return that is prepared inconsistent with past practice or (z) filing any amended Tax Return or (B) closing agreement entered into, settlement of any Tax Claim or assessment, surrendering of any right to claim a material refund of Taxes or failure to pay any Tax as such Tax becomes due and payable (unless such Tax is being contested in good faith through appropriate proceedings and in respect of which adequate reserves have been set aside in the applicable financial statements in accordance with GAAP);

(i)           incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $350,000, except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(j)           sale, sublease, lease, license, transfer, assignment, pledge, imposition of an Encumbrance upon (or allowing such imposition), grant or other disposition (including by merger) of any assets (whether tangible or intangible), except (i) in the ordinary course of business and which were direct and indirect dispositions of general partner and limited partner interests in the Project Partnerships in the Company’s LIHTC Assets, or (ii) for any assets having an aggregate value of less than $350,000;

(k)          acquisition by merger or combination or consolidation with, or purchase or acquisition of any property or assets or stock of, or by any other manner, any business or material assets of any Person or any division thereof, in each case, for consideration in excess of $350,000 individually or $1,000,000 in the aggregate;

(l)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(m)         adoption of, establishment of, entering into, amendment of, termination of, or increase in the benefits under any Benefit Plan or other employee benefit, plan, practice, program, policy or contract that would be a Benefit Plan if in effect on the date of this Agreement, in any case other than as may be required by the terms of such Benefit Plan or as may be required by applicable Law;

(n)          increase in the compensation or benefits of any current or former director, officer, employee or consultant of MMAC or any of its Affiliates other than ordinary-course wage-rate increases for non-salaried employees or as required by any Benefit Plan listed on Section 3.20(a) of the Disclosure Schedules;

(o)          hiring or termination (other than for good cause) of any senior executive of MMAC or any of its Affiliates;

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(p)          entering into any new or successor collective bargaining agreement, execution of any other agreement with a labor organization or group representing or seeking to represent the Employees, or amendment to the terms of any collective bargaining agreement on the part of MMAC or any of its Affiliates;

(q)          cancellation of any debts or Claims or amendment, termination or waiver of any rights affecting the Company Business or the Retained Business, as applicable;

(r)          any material damage, material loss or material interruption to the use of any material assets or material properties affecting the Company Business or the Retained Business, in each case, whether or not covered by insurance;

(s)          acceleration, termination, material modification or cancellation of any Permit or any material Contract with respect to the Company Business or the Retained Business, as applicable;

(t)          transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Owned Intellectual Property or IP Licenses relating to or used in connection with the Company Business or the Retained Business;

(u)          settlement or compromise of any claim against the Company, MMAC, the MMAC Subsidiaries or the Company Subsidiaries with a value in excess of $350,000;

(v)         entering into, terminating, amending, modifying or waiving in any material respect any Real Property Lease and acquiring or selling or entering into any agreement to acquire or sell any interest in real property; or

(w)         any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.10         Title to the Transferred Assets and the Purchased Shares.

(a)          (i) Seller has (and, at the Closing, Buyer will receive) good and valid title to the Interests and (ii) MMAC and MEC, as applicable, have (and at the Closing, Buyer will receive) all rights to and interests in, all of the Management Arrangements and Management Fee Rights, and all such rights and interests are freely transferable without further action by or consent of any Person (except, in the case of the Management Arrangements and Management Fee Rights, for those items set forth on Section 3.10 of the Disclosure Schedules, for which irrevocable consent has been obtained for the consummation of the transactions contemplated by this Agreement), in each case, free and clear of any Encumbrances except, in the case of the Management Arrangements and Management Fee Rights, for those items set forth on Section 3.10 of the Disclosure Schedules.

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(b)          As of immediately prior to each Subsequent Closing, MMAC will have (and at each Subsequent Closing, Buyer will receive) good and valid title to the applicable Purchased Shares, free and clear of any Encumbrances, except for restrictions on transfer imposed under applicable securities Laws. As of immediately prior to each Subsequent Closing, MMAC shall not have granted to any Person any economic, voting or other rights in respect of the Purchased Shares.

Section 3.11         Sufficiency and Condition Assets.

(a)          The Company, directly or indirectly through the Company Subsidiaries, owns all of the assets used in connection with the Company Business, and such assets are sufficient for the continued conduct of the Company Business after the Closing in substantially the same manner as currently conducted and constitute all of the assets necessary to conduct of the Company Business as currently conducted.

(b)          Except as set forth in Section 3.11(b) of the Disclosure Schedules, to the Knowledge of Seller, (i) all of the tangible assets of the Company and the Company Subsidiaries that are used in connection with the Company Business and (ii) all of the buildings, plants, structures and fixtures included in the Real Property are structurally sound, in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the purposes for which they are currently being used, and no such assets are in need of maintenance or repair, except for ordinary, routine maintenance and repair that are not material in nature or cost.

Section 3.12         Real Property; Tangible Personal Property

(a)          The Company and each Company Subsidiary (or MMAC and each of its Subsidiaries, as applicable, other than the Project Partnerships and Other Entities) has good and valid (and, in the case of Owned Real Property (as defined below), good and marketable fee simple) title to, or a valid and binding leasehold interest in, all Real Property and tangible personal property and other assets owned by it or reflected in the Company Financial Statements or the MMAC Financial Statements, as applicable, or acquired after the date of the Company Financial Statements or the MMAC Financial Statements, other than properties and assets (not included in Real Property) sold or otherwise disposed of in the ordinary course of business since the date of the Company Financial Statements or the MMAC Financial Statements, as applicable. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)          those items set forth in Section 3.10 of the Disclosure Schedules;

(ii)         liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which adequate reserves have been set aside in the applicable financial statements in accordance with GAAP;

(iii)        mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business and securing amounts not yet due and payable or which are being contested in good faith by appropriate procedures and for which appropriate reserves have been set aside in the applicable financial statements in accordance with GAAP;

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(iv)        easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which do not materially interfere with the current use or occupancy of the Real Property affected thereby and which do not secure payments of any sum of money (and which, in the case of zoning ordinances and the like, are not violated by the current use of the affected Real Property or the improvements situated thereon); or

(v)         other than with respect to Real Property, liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business.

(b)          Section 3.12(b) of the Disclosure Schedules sets forth the address and description of each parcel of Real Property owned by the Company, each Company Subsidiary, MMAC or each MMAC Subsidiary (each, an “Owned Real Property”). Except as set forth on Section 3.12(b) of the Disclosure Schedules, (i) neither the Company, MMAC nor any of their respective Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (ii) neither the Company, MMAC nor any of their respective Subsidiaries is a party to any Contract or option to sell such Owned Real Property.

(c)          Section 3.12(c) of the Disclosure Schedules sets forth a true, correct and complete list of (i) all leases, subleases, licenses, or other occupancy agreements under which the Company, MMAC or any of their respective Subsidiaries leases or otherwise occupies Real Property (each, a “Real Property Lease,” and collectively, the “Real Property Leases”) and the address of the real property granted under each of the Real Property Leases (each, a “Leased Real Property”). Prior to the date hereof, the Buyer either has been supplied with, or has been given access to, a true, correct, and complete copy of each Real Property Lease, including all amendments, extensions, renewals, terminations, guaranties and other agreements relating to each Real Property Lease. Each Real Property Lease is in full force and effect. Neither the Company, MMAC nor any of their respective Subsidiaries, nor to the Knowledge of Seller, any other party thereto, is in breach or default under any Real Property Lease in any material respect and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by the Company, MMAC or any of their respective Subsidiaries, or to the Knowledge of Seller, any other party thereto. Neither the Company, MMAC nor any of their respective Subsidiaries has subleased, licensed or given any other Person the right to use or occupy any of the Leased Real Property. The Owned Real Property and the Leased Real Property constitute all of the real property used in the operation of the Company Business, and the business associated with the Transferred Assets and the Obligations.

(d)          There is no pending or, to the Knowledge of Seller, threatened appropriation, condemnation or like action, or sale or other disposition in lieu of condemnation, affecting the Owned Real Property or any part thereof or, to the Knowledge of Seller, the Leased Real Property.

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(e)          Neither the Company, MMAC nor any of their Subsidiaries has been notified in writing by any counterparty to any such Real Property Lease of that party’s intention to modify, terminate or otherwise reduce the rights of the Company, MMAC or any of their respective Subsidiaries, as applicable, under the same.

(f)           Except as set forth on Section 3.12(f) of the Disclosure Schedules, none of the Real Property Leases contains a provision preventing or prohibiting the transfer or assignment of such Real Property Lease to a third party and none of the Real Property Leases contains any “change of control” provisions triggered by the consummation of the transactions contemplated by this Agreement.

Section 3.13         Legal Proceedings; Governmental Orders.

(a)          There are no actions, suits, claims, demands, causes of action, proceedings, citations, summonses, subpoenas, investigations of any nature (civil, criminal, administrative, regulatory or otherwise, whether at law or in equity), arbitrations, charges, complaints, judgments, decrees, or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by the Company or any of the Company Subsidiaries relating to or affecting any of their properties or assets or by or against Seller, MMAC, MEC or any Affiliate thereof (i) relating to (A) the Company, any of the Company Subsidiaries, the Company Business, the Transferred Assets or the Obligations or (B) MMAC, any of the MMAC Subsidiaries or the Retained Business, except, in each case, which, if determined adversely to the Company, any of the Company Subsidiaries, Seller, MMAC, MEC or any of their respective Affiliates, would not be material to (x) the Company and the Company Subsidiaries, taken as a whole, the Company Business, or the Transferred Assets or (y) MMAC and the MMAC Subsidiaries, taken as a whole (including the Retained Business), or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Claim or proceeding (including any assignment of the MGM Agreements to Buyer).

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting any of the Company, the Company Subsidiaries, MMAC, the MMAC Subsidiaries, the Company Business, the Retained Business, the Transferred Assets or the Obligations. None of MMAC, MEC, Seller or any Affiliate thereof (including the Company and each of the Company Subsidiaries) is subject to any Governmental Order judgments or penalty relating to or affecting the transactions contemplated by this Agreement (including any assignment of the MGM Agreements to Buyer).

Section 3.14         Compliance with Laws; Permits.

(a)          The Company and each of the Company Subsidiaries has been for the past three (3) years and currently is in compliance in all material respects with all Laws applicable to or related to it or its business, properties or assets, or the Company Business. Each of MMAC, MEC, each of the MMAC Subsidiaries and Seller has been for the past three (3) years and currently is in compliance in all material respects with all Laws applicable to or related to it or its business, properties or assets, the Company, the Company Subsidiaries, the Company Business, the Retained Business, the Transferred Assets or the Obligations.

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(b)          All Permits required for (i) the Company Business, (ii) the ownership and use of the Transferred Assets and (iii) MMAC, MEC, Seller, the Company and each of the Company Subsidiaries to conduct its business as currently conducted, in each case, have been obtained and are valid and in full force and effect. Section 3.14(b) of the Disclosure Schedules lists all current Permits which are related to or used in connection with the Company Business, including the names of the Permits and their respective dates of issuance and expiration. All fees and charges with respect to such Permits as of the date hereof have been paid in full, and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.14(b) of the Disclosure Schedules, except, in each case, as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company Business, or the Transferred Assets.

Section 3.15         LIHTC Funds.

(a)          Section 3.15(a) of the Disclosure Schedules sets forth a true, correct and complete list of (i) all LIHTC Funds in which the Company or any of the Company Subsidiaries has an ownership interest or a right to control management (each, an “MMA LIHTC Fund”), (ii) the LIHTC Fund GP of each MMA LIHTC Fund, (iii) the Company’s, or the applicable Company Subsidiary’s, percentage interest in each MMA LIHTC Fund in which the Company or any Company Subsidiary has an ownership interest, (iv) the Company’s, or the applicable Company Subsidiary’s, “special limited partner” interests in the Project Partnerships in which the MMA LIHTC Funds have an ownership interest, and (v) as to those MMA LIHTC Funds which the Company or any Company Subsidiary has the right to manage, the operative agreement by which the Company or Company Subsidiary has the right to manage such LIHTC Fund (each, a “Company Management Agreement”) other than the operating agreement or partnership agreement of the applicable LIHTC Fund (each, a “Fund Operating Agreement”).

(b)          Section 3.15(b) of the Disclosure Schedules sets forth a true, correct and complete list of (i) all LIHTC Funds in which MGM has an ownership interest or a right to control management (each, an “MGM LIHTC Fund”), (ii) the LIHTC Fund GP of each MGM LIHTC Fund, (iii) MGM’s percentage interest in each MGM LIHTC Fund in which it has an ownership interest, (iv) the MGM LIHTC Funds in respect of which MGM or its applicable Subsidiary has an ownership interest in the “special limited partner” of the underlying Project Partnerships, and (v) as to those MGM LIHTC Funds which MGM has the right to manage, the operative agreement by which MGM has the right to manage such Fund (each, an “MGM Management Agreement” and together with the Company Management Agreements, the “LIHTC Management Agreements”) other than a Fund Operating Agreement.

(c)          Section 3.15(c) of the Disclosure Schedules sets forth (i) for each MMA LIHTC Fund, a true, correct and complete list of any amounts due and payable (organized by category) by an MMA LIHTC Fund to the Company or any of the Company Subsidiaries as of the end of the most recently completed calendar quarter, and (ii) for each MGM LIHTC Fund, a true, correct and complete list of any amounts due and payable (organized by category) by an MGM LIHTC Fund to MGM as of the end of the most recently completed calendar quarter.

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(d)          Attached hereto as Section 3.15(d) of the Disclosure Schedules are the Seller’s pro forma projections of the fees and distributions to the Company and MGM from the MMA LIHTC Funds and MGM LIHTC Funds. The pro forma projections include waterfalls and other cash flow split assumptions which have been prepared by the Seller based on the Seller’s interpretation of the applicable fund operating agreements and other documents included on Section 3.15(d) of the Disclosure Schedules. The pro forma projections are net of any payments, which to Seller’s Knowledge, are due to other Persons as priority payment ahead of payments to the Company or MGM. In preparing its projections, Seller has not, to Seller’s Knowledge, excluded from Section 3.15(d) of the Disclosure Schedules the effects on distributions of any document known to Seller. Achievement of the Seller’s pro forma projections is based on future facts and circumstances, and may also be impacted by current facts not known to Seller.  Seller does not warrant the actual results.

(e)          Except as disclosed on Section 3.15(e) of the Disclosure Schedules, the Company and each of the Company Subsidiaries, and to Seller’s Knowledge, MGM, as applicable, have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respects under any of the LIHTC Management Agreements and, to the Knowledge of Seller, the counterparties to the LIHTC Management Agreements have, in all material respects, performed all obligations required to be performed by them to date and no counterparty is in default in any material respect under any LIHTC Management Agreement. Each LIHTC Management Agreement is valid and binding and in full force and effect against the Company, each of the Company Subsidiaries, and to Seller’s Knowledge, MGM, as applicable, and, to the Knowledge of Seller, against the other parties thereto, and none of Seller, the Company, any of the Company Subsidiaries or, to the knowledge of Seller, MGM has been notified by any counterparty to any of the LIHTC Management Agreements of that counterparty’s intention to modify, terminate or otherwise reduce payments or other rights of MGM, the Company or any of the Company Subsidiaries, as applicable, under the same. To the Knowledge of Seller, no event has occurred which would represent a default under any of the LIHTC Management Agreements by any party. Except as set forth on Section 3.15(e) of the Disclosure Schedules, none of the LIHTC Management Agreements contains a provision preventing or prohibiting the transfer or assignment of any interest in such LIHTC Management Agreement to a third party or contains any “change of control” provisions that would be violated or otherwise triggered by the consummation of the transactions contemplated by this Agreement.

Section 3.16         Material Contracts.

(a)          Section 3.16(a) of the Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of (i) Seller’s Contracts relating to the Company, the Company Subsidiaries, the Company Business, the Transferred Assets or the Obligations, (ii) the MGM Agreements and (iii) all material Contracts of the Company and the Company Subsidiaries including the Assigned Contracts. True, correct and complete copies of the Contracts so listed have been delivered to the Buyer prior to the execution of this Agreement.

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(b)          Except as disclosed on Section 3.16(b) of the Disclosure Schedules, Seller, the Company and each of the Company Subsidiaries, as applicable, have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respects under any Contract required to be included on Section 3.16(a) of the Disclosure Schedules and, to the Knowledge of Seller, the counterparties to such Contracts have, in all material respects, performed all obligations required to be performed by them to date and none are in default in any material respect under any such Contract. Each Contract required to be listed on Section 3.16(a) of the Disclosure Schedules is valid and binding and in full force and effect against the Seller, the Company and each of the Company Subsidiaries, as applicable, and, to the Knowledge of Seller, against the counterparties thereto, and, to the Knowledge of Seller, none of Seller, the Company or any of the Company Subsidiaries has been notified by any counterparty to any such Contract of that party’s intention to modify, terminate or otherwise reduce payments or other rights of Seller, the Company or any of the Company Subsidiaries, as applicable, under the same. To the Knowledge of Seller, no event has occurred which would represent a default under any of the Contracts required to be included on Section 3.16(a) of the Disclosure Schedules by any party. Except as set forth on Section 3.16(b) of the Disclosure Schedules, none of the Contracts required to be included on Section 3.16(a) of the Disclosure Schedules contains a provision preventing or prohibiting the transfer or assignment of such Contract to a third party, which could be violated or otherwise triggered by the consummation of the transactions contemplated by this Agreement and which has not been irrevocably consented to or waived, and none of the Contracts (including the Assigned Contracts) required to be included on Section 3.16(a) of the Disclosure Schedules contains any “change of control” provision, which could be violated or otherwise triggered by the consummation of the transactions contemplated by this Agreement and which has not been irrevocably consented to or waived.

Section 3.17         Intellectual Property.

(a)          Section 3.17(a) of the Disclosure Schedules, sets forth all material Intellectual Property used in connection with the Company Business or owned by the Company or any of the Company Subsidiaries, in each case, that is registered or subject to a pending application for registration or issuance (collectively, the “Owned Intellectual Property”).

(b)          Each of the Company and the Company Subsidiaries owns or is licensed to use, practice, sell, license and dispose of, without restriction, all material Intellectual Property that is used or held for use in connection with the Company Business, free and clear of any Encumbrances other than Permitted Encumbrances, subject to the applicable IP Licenses. Each of Seller, the Company and each of the Company Subsidiaries has taken all reasonable actions to maintain and protect the Owned Intellectual Property.

(c)          To the Knowledge of Seller, the conduct of the Company Business and the business of Seller, the Company and each of the Company Subsidiaries as currently being conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company Business, or the Transferred Assets.

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(d)          To the Knowledge of Seller, no Person is infringing or violating any of the Owned Intellectual Property, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company Business, or the Transferred Assets.

(e)          Each of Seller, the Company and each of the Company Subsidiaries has taken all actions common in the industry to maintain and protect the Owned Intellectual Property, including the secrecy, confidentiality and value of material trade secrets and other material confidential information.

(f)          The material IT Assets and Software: (i) are adequate and operate and run as necessary for the operations of Seller, the Company, each of the Company Subsidiaries, the Company Business and the Transferred Assets (ii) conform and operate in all material respects to the specifications thereof and the documentation provided therewith, and (iii) are free from any material defects, viruses or other disabling code or disabling faults.

Section 3.18         Environmental Matters.

(a)          The Company and each Company Subsidiary is, and has been, in compliance in all material respects with all Environmental Laws and has not, and Seller and MMAC have not, received from any Person any (i) Environmental Notice, Environmental Claim, or Governmental Order pursuant to Environmental Law or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          Each of the Company and the Company Subsidiaries has obtained, possesses and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.18(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the Company Business or the business or assets of the Company or any Company Subsidiary. All such Environmental Permits are in full force and effect, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in any such Environmental Permit being revoked, terminated or materially revised. No such Environmental Permit will be terminated, materially impaired or become terminable as a result of the transactions contemplated by this Agreement.

(c)          No real property currently or, to Seller’s Knowledge, formerly owned, operated or leased by the Company or any of the Company Subsidiaries or in connection with their respective businesses is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)          There has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to any Real Property currently, or to Seller’s Knowledge, formerly owned, operated or leased by the Company or any of the Company Subsidiaries or in connection with the Company Business, except as would not, individually or in the aggregate, reasonably be expected to result in material Liability pursuant to Environmental Law. None of MMAC, Seller, the Company nor any Company Subsidiary has received an Environmental Notice that any Real Property currently or formerly owned, operated or leased in connection with the Company Business (including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, MMAC, Seller, the Company or any of the Company Subsidiaries.

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(e)          No Hazardous Materials have been generated, manufactured, treated, stored, Released, transported or disposed of, or arrangements made for the transport or disposal of, by the Company or any Company Subsidiary or in connection with the Company Business except in material compliance with Environmental Law and as would not reasonably be expected, individually or in the aggregate, to result in material Liability pursuant to Environmental Law.

(f)           Neither the Company nor any of the Company Subsidiaries has assumed or undertaken by Contract or any agreement or commitment any material Liability under Environmental Law of any other Person.

(g)          Seller has previously made available to Buyer in the Data Room or otherwise any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to either any currently owned, operated or leased Real Property or the compliance with Environmental Laws of the Company or the Company Subsidiaries which are in the possession or control of MMAC, MEC, Seller, the Company or any Company Subsidiary.

Section 3.19         Insurance. Each of MMAC, MEC, Seller, the Company, each Company Subsidiary and each MMAC Subsidiary is covered by insurance policies and self-insurance programs and arrangements (the “Insurance Policies”) that are of the type and in the amounts customarily carried by Persons conducting a similar business and are sufficient for compliance with all applicable Laws, Contracts and agreement to which each of them is a party or by which it is bound. There are no Claims related to the Company Business, the Retained Business, Transferred Assets or the Obligations pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of MMAC, MEC, Seller, the Company or any Company Subsidiary nor any of their respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. All such Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms; (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. None of MMAC, MEC, Seller, the Company, any Company Subsidiary nor any of their respective Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

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Section 3.20         Employee Benefit Matters.

(a)          Section 3.20(a) of the Disclosure Schedules contains a list of each material Benefit Plan. As used herein, the term “Benefit Plan” means each benefit, retirement, pension, employment, consulting, compensation, cash or equity incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe benefit agreement, plan, policy, arrangement, and program, whether or not reduced to writing, in effect and covering one or more Employees, or former employees or current or former directors of MMAC or any of its Affiliates or the beneficiaries or dependents of any such Persons, in any case that is maintained, sponsored, contributed to, or required to be contributed to by MMAC or any of its Affiliates, or under which MMAC or any of its Affiliates has or could have any direct or indirect liability, contingent or otherwise.

(b)          With respect to each material Benefit Plan, Seller has provided to Buyer a true, correct, and complete copy (or, if no such copy exists, an accurate description) thereof and, to the extent applicable, (i) each related trust agreement or other funding instrument, (ii) the most recent IRS determination or opinion letter, (iii) the most recent summary plan description and summary of material modifications, (iv) for the three most-recent years (A) Form 5500s and attached schedules and year-end financial statements, and (B) actuarial valuation reports, and (v) for the three most-recent years, all material, non-routine correspondence with any Governmental Authority regarding the operation or the administration of the Benefit Plan.

(c)          With respect to each Benefit Plan, (i) each such Benefit Plan and related trust has been maintained, funded, and administered in all material respects in compliance with its terms and in form and in operation in all material respects with the applicable requirements of applicable Laws (including ERISA and the Code), (ii) if such Benefit Plan is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”), it has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to MMAC’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, (iii) except as would not give rise to any material liability to MMAC or any of its Affiliates that has not been satisfied, all benefits, contributions and premiums required by and due under the terms of such Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP, (iv) to MMAC’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject MMAC or any of its Affiliates, the Company or any Company Subsidiary to a Tax under Section 4971 of the Code or the assets of MMAC or any of its Affiliates to a lien under Section 430(k) of the Code, (v) no individual who has performed services for MMAC or any of its Affiliates has been improperly excluded from participation in such Benefit Plan, (vi) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred, and (vii) if such Benefit Plan is subject to Section 409A of the Code, it is and has been in compliance in all material respects in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder.

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(d)          Neither MMAC nor any of its Affiliates nor any ERISA Affiliate maintains or during the past six (6) years has maintained, sponsors or during the past six (6) years has sponsored, contributes to or during the past six (6) years has contributed to, or is or during the past six (6) years has been obligated to contribute to, or has any liability with respect to, any “multiemployer pension plan,” as defined in Section 3(37) of ERISA, or a “multiple employer plan” described in Section 431(c) of the Code, or any employee benefit plan subject to Section 302 or Title IV of ERISA, or Section 412 of the Code. For purposes hereof, an “ERISA Affiliate” is any trade or business whether or not incorporated that together with MMAC or any of its Affiliates would be deemed a “single employer” within the meaning of ERISA section 4001 or affiliated with MMAC or any of its Affiliates within the meaning of section 414 of the Code. Neither MMAC or any of its Affiliates has engaged in any transaction that would give rise to a liability to MMAC or any of its Affiliates or Buyer under Section 4062(e), Section 4069 or Section 4212(c) of ERISA.

(e)          Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(f)           With respect to each Benefit Plan, as of the date hereof, (i) no actions (other than routine claims for benefits) are pending or, to MMAC’s Knowledge, threatened, (ii) no audit or other action by any Governmental Authority is pending or, to MMAC’s Knowledge, threatened (including any routine requests for information from the Pension Benefit Guaranty Corporation), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority, and (iii) there are no audits or actions initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or Department of Labor, including with respect to any Benefit Plan’s compliance with or exemption from Section 409A of the Code.

(g)          Neither the execution and delivery of any Transaction Document, equity holder approval of any Transaction Document, nor the consummation of the transactions contemplated hereby could reasonably be expected (either alone or in combination with any other event) to (i) result in the payment (or increase the amount of any payment) to any Employee, or any current or former employee, director, officer, or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, or any current or former employee, director, officer, or consultant; (iii) limit or restrict the ability of MMAC or any of its Affiliates to merge, amend or terminate any Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. No Employee, or any current or former employee, director, officer, or consultant is entitled to receive any additional payment (including any tax gross-up or indemnity) from MMAC or any of its Affiliates as a result of the imposition of the excise taxes imposed by Section 4999 of the Code or penalty taxes imposed by Section 409A of the Code.

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(h)          As of the date of this Agreement, all contributions and premium payments required to be made under the terms of any Benefit Plan have been timely made or reflected on the Company Financial Statements or the MMAC Financial Statements, as applicable, and all contributions or premium payments for any period ending on or prior to the Closing Date that are not yet due will have been paid or accrued on the Company Financial Statements or the MMAC Financial Statements, as applicable, on or prior to the Closing Date. All liabilities of MMAC and its Affiliates in respect of any Benefit Plan that have not been paid as of the date of this Agreement have been properly accrued on the Company Financial Statements or the MMAC Financial Statements, as applicable.

Section 3.21         Employment Matters.

(a)          As of the date hereof, all Employees are employed by the Company or a Company Subsidiary. Prior to the date hereof, MMAC and its Affiliates have taken all necessary actions to cause each employment agreement, liability to pay 2017 cash incentive bonuses under any Benefit Plan (as set forth in Section 3.21(a) of the Disclosure Schedules), restrictive covenant agreement, and other agreement with any Employee that governs or relates to the employment or service engagement of any Employee with MMAC or any of its Affiliates to be assigned and/or transferred to the Company or a Company Subsidiary. Prior to the date hereof, MMAC, or its Affiliate (other than the Company or a Company Subsidiary), has transferred to the Company or a Company Subsidiary an amount in cash sufficient to pay all 2017 cash incentive bonuses as set forth in Section 3.21(a) of the Disclosure Schedule. Any amount of 2017 bonus designated in Section 3.21(a) of the Disclosure Schedule as “To Be Allocated” shall be paid only upon the direction of Seller and shall be returned promptly to Seller upon the written request of Seller if not so paid. Notwithstanding the foregoing, IHS Employees shall remain employed by their IHS Employer prior to Closing.

(b)          Section 3.21(b) of the Disclosure Schedules contains a list, as of the dates specified on such schedules, of each person by job title who is an employee or individual independent contractor of MMAC or any of its Affiliates, including each such person who may be on a leave of absence, together with, as applicable (i) the name of the legal entity employing such person as of the date of this Agreement, (ii) such person’s current annual salary or base wage rate and annual cash bonus opportunity, (iii) such person’s total length of employment with MMAC and its Affiliates, including any other credited service that would affect calculation of years of services for purposes of benefit entitlement (including statutory notice or statutory severance pay), (iv) such person’s accrued but unused vacation, sick leave, and other paid time off under the Benefit Plans, and (v) whether such employee is on any approved or statutory leave of absence, and if so, the reason for the absence.

(c)          Neither MMAC nor any of its Affiliates is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. There has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting MMAC or any of its Affiliates.

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(d)          Each of MMAC and its Affiliates is, and during the last six (6) years has been, in compliance in all material respects with all applicable Laws pertaining to the engagement of labor and employment practices, including Laws respecting terms and conditions of employment, wages and hours and overtime compensation, collective bargaining, unemployment insurance, workers’ compensation, equal employment opportunity, discrimination, immigration control and I-9 compliance, employee classifications as “exempt” or “non-exempt” under the Fair Labor Standards Act and analogous state and local Laws, classification of service providers as employees and independent contractors, safety and health, and the payment and withholding of Taxes. There are no material actions, suits, claims, investigations or other proceedings against MMAC or any of its Affiliates pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former employee or independent contractor of MMAC or any of its Affiliates, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(e)          Neither MMAC nor any of its Affiliates has, during the 180-day period preceding the date hereof, effectuated a “plant closing” or a “mass lay-off” (as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, or any similar state or local law (the “WARN Act”), in either case affecting any site of employment or facility of MMAC or any of its Affiliates.

Section 3.22         ERISA. MMAC is not (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a “plan” subject to Section 4975 of the Code, or (iii) an entity the assets of which constitute the assets of any “employee benefit plan” or “plan” described in clauses (i) and (ii) pursuant to Department of Labor Regulations § 2510.3-101, et seq., as effectively modified by Section 3(42) of ERISA.

Section 3.23         Taxes.

(a)          MMAC and each of its Subsidiaries (including the Company and each Company Subsidiary but excluding the Project Partnerships and Other Entities) have filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by it. Such Tax Returns are true, complete and correct in all material respects. MMAC and each of its Subsidiaries (including the Company and each Company Subsidiary but excluding the Project Partnerships and Other Entities) have fully and timely paid all amounts shown as due on such Tax Returns and all other material amounts of Taxes due and owing. Neither MMAC nor any Subsidiary thereof (including the Company and the Company Subsidiaries but excluding the Project Partnerships and Other Entities) is currently the beneficiary of any extension of time within which to file any income or other material Tax Return.

(b)          No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company and each Company Subsidiary.

(c)          No claim, demand, action, cause of action, suit, proceeding, citation, summons, subpoena or investigation of any nature (civil, criminal, administrative, regulatory or otherwise, whether at law or in equity), complaint, judgment or decree has ever been made by a Governmental Authority in writing in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiaries is or may be subject to taxation by that jurisdiction, which claim has not been resolved.

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(d)          There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any Company Subsidiary.

(e)          All Taxes required by applicable Law to be withheld by MMAC and its Subsidiaries (including the Company and each Company Subsidiary but excluding the Project Partnerships and Other Entities) have been withheld and timely paid over to the appropriate Governmental Authority (including with respect to any amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, supplier or other third party) and the Company and each Company Subsidiary have been in material compliance with all applicable Tax information reporting requirements.

(f)           There is no ongoing Claim, demand, action, cause of action, suit, proceeding, citation, summons, subpoena or investigation of any nature (civil, criminal, administrative, regulatory or otherwise, whether at law or in equity), complaint, judgment or decree by any taxing authority against the Company or any Company Subsidiary.

(g)          Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is MMAC), (ii) has any liability for the Taxes of any Person under Sections 1.1502-6 or 1.1502-78 of the Treasury Regulations (or any similar provision of state, local, or foreign Tax Law), or (iii) has any liability for Taxes of any Person as a transferee or successor, by Contract or pursuant to any Law.

(h)          Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign income Tax Law) executed prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid amount received prior to the Closing (other than in the ordinary course of business); or (vi) election under Section 108(i) made prior to the Closing (or any similar provision of state, local, or foreign income Tax Law).

(i)           There is no power of attorney (or similar authority) with respect to the Company or any of the Company Subsidiaries as to any matters relating to Taxes that will have any effect after the Closing Date.

(j)           There are no Tax indemnification or Tax sharing agreements under which the Company or any of the Company Subsidiaries would reasonably be expected to be liable after the Closing Date for a material amount of Tax Liability of any Person that is neither the Company nor one of the Company Subsidiaries, other than customary agreements with customers, vendors, lessors, lenders or the like or other agreements that do not relate primarily to Taxes.

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(k)          Neither the Company nor any Company Subsidiary has entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l)           Section 3.23(l) of the Disclosure Schedules sets forth (i) the classification for U.S. federal income tax purposes of the Company and each of the Company Subsidiaries; (ii) for each entity described in clause (i), whether an entity classification election has been made with respect to such entity pursuant to Treasury Regulations Section 301.7701-3(c); and (iii) and with respect to each such entity and each such election, the classification elected pursuant thereto. Except for the entity classification elections set forth in Section 3.23(l) of the Disclosure Schedules, no entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) has been made with respect to the Company or any of the Company Subsidiaries.

Section 3.24         The Management Arrangements and Management Fee Rights.

(a)          MMAC and MEC have in all respects performed all obligations required to be performed by them to date, and are not in default, under any of the Management Arrangements and Management Fee Rights. The Management Arrangements and Management Fee Rights are valid and binding and in full force and effect against MMAC, MEC, and against the counterparties thereto, and, neither MMAC nor MEC, nor any of their respective Subsidiaries or Affiliates, has been notified by any counterparty to any of the Management Arrangements and Management Fee Rights of that party’s intention to modify, terminate or otherwise reduce payments or other rights of MMAC, MEC or any of their respective Subsidiaries or Affiliates, as applicable, under the same. No event has occurred which would represent a default under any of the Management Arrangements and Management Fee Rights by any party. Except as set forth on Section 3.24(a) of the Disclosure Schedules, none of the Management Arrangements and Management Fee Rights (i) contains a provision preventing or prohibiting the transfer or assignment of the Management Arrangements and Management Fee Rights to a third party, which could be violated or otherwise triggered by the consummation of the transactions contemplated by this Agreement and which has not been irrevocably consented to or waived or (ii) contains any “change of control” provision, which could be violated or otherwise triggered by the consummation of the transactions contemplated by this Agreement, and which has not been irrevocably consented to or waived.

(b)          Section 3.24(b) of the Disclosure Schedules sets forth a true and complete schedule of the reimbursements paid to MEC pursuant to the Management Arrangements and Management Fee Rights, with such schedule setting forth each applicable employee of the applicable manager, the amount of reimbursements for such employee and the annual actual cost to such manager of such employee. The consummation of the transactions contemplated by this Agreement will not adversely affect the right to reimbursement of costs under the Management Arrangements and Management Fee Rights and, to MMAC’s Knowledge, no fact, circumstance or event has occurred that could reasonably be expected to limit, reduce or otherwise affect the reimbursement of costs under the Management Arrangements and Management Fee Rights.

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Section 3.25         Brokers. Except for Kimberlite Group, LLC, the fees and commissions of which shall be paid by MMAC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements or commitments made by or on behalf of MMAC, MEC, Seller, the Company or any of the Company Subsidiaries.

Section 3.26         Absence of Unlawful Payments.

(a)          None of MMAC, MEC, Seller, the Company, any Company Subsidiary nor any of their respective officers, directors, employees, or agents has paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly, to any government official, government employee, political party, political party official, candidate for public office, or officer or employee of a public international organization, or any other Person for the purpose of influencing any official act or decision or to secure an improper advantage in order to obtain or retain business or direct business to the Company Business, the Retained Business, the Company or any Company Subsidiary or to secure any improper advantage for the Company Business, the Retained Business, the Company or any Company Subsidiary.

(b)          MMAC, MEC, Seller, the Company, each Company Subsidiary and their respective officers, directors, employees have been in compliance with all anti-bribery and anti-corruption Laws applicable to the Company Business, the Retained Business, the Company or any Company Subsidiary, including, without limitation the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act.

(c)          MMAC, MEC, Seller, the Company, and each Company Subsidiary have implemented and maintain effective internal controls and accounting procedures reasonably designed to prevent and detect such violations of all applicable anti-bribery and anti-corruption Laws, and MMAC, MEC, Seller, the Company, and each Company Subsidiary have made and kept accurate books, records, and accounts in compliance with all applicable anti-corruption and anti-money laundering Laws.

(d)          None of MMAC, MEC, Seller, the Company, any Company Subsidiary nor any of their respective directors, officers, employees, agents, Affiliates or other Persons acting on their behalf is a Person that is designated on, or is owned or controlled by a Person that is designated on (i) any list of sanctioned parties maintained by the United States, the United Kingdom, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC; or (ii) located, organized or resident in a country or territory that is the subject of comprehensive sanctions imposed by the United States, European Union or United Kingdom (including Cuba, Iran, North Korea, Sudan, Syria and the Crimean region of the Ukraine). None of MMAC, MEC, Seller, the Company, nor any Company Subsidiary has participated in or otherwise engaged in any transaction or otherwise dealt directly or indirectly with any such designated person or any country or territory subject to comprehensive sanctions imposed by the United States, European Union or United Kingdom.

(e)          All operations of MMAC, MEC, Seller, the Company, and each Company Subsidiary have been conducted in material compliance with all applicable financial recordkeeping, reporting requirements and anti-money laundering Laws.

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(f)           None of MMAC, MEC, Seller, the Company, nor any Company Subsidiary has received any written notice from any Governmental Authority alleging any violation, received any allegations whether internally or externally, conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Authority concerning, any actual or alleged violation of any anti-money laundering, anti-corruption, or sanctions Laws nor do they have any reasonable basis to believe such a violation may have occurred.

(g)          None of MMAC, MEC, Seller, the Company or any Company Subsidiary nor any of their respective officers, directors, employees, or agents has, in connection with the conduct of the Company Business or the Retained Business, made any contribution or expenditure, whether in the form of money, products, services, facilities or discounts, for any election for political office or to any public official, except to the extent permitted by applicable Law.

Section 3.27         Affiliate Transactions. Except as set forth in Section 3.27 of the Disclosure Schedules, none of (a) MMAC, MEC nor the Seller, (b) their respective Affiliates (other than the Company and the Company Subsidiaries), (c) any current or former equityholder, officer, director or manager of MMAC, MEC, Seller, the Company or any of the Company Subsidiaries, or (d) any family member or Affiliate of any of the foregoing Persons is a party to or beneficiary of any Contract with the Company or a Company Subsidiary or has any interest, directly or indirectly, in any of the Transferred Assets (collectively, the “Affiliate Transactions”).

Section 3.28         Investment Company Act. None of MMAC or its Subsidiaries or Affiliates (including the Company and the Company Subsidiaries) is, and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, will not be, required to register as an “investment company,” as such term is defined in the United States Investment Company Act of 1940, as amended.

Section 3.29         Solvency. Immediately after giving effect to the transactions contemplated by the Transaction Documents, MMAC, MEC, Seller and their respective Subsidiaries, will be Solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of MMAC, MEC, Seller, the Company and their respective Subsidiaries.

Section 3.30         Compliance with NASDAQ Continued Listing Requirements. MMAC is in compliance with applicable continued listing requirements of The NASDAQ Stock Market.  There are no claims, demands, actions, causes of action, suits, proceedings, citations, summons, or subpoenas of any nature (civil, criminal, administrative, regulatory or otherwise, whether at law or in equity), complaint, judgment or decree or proceedings pending or, to the Knowledge of Seller, threatened against MMAC relating to the continued listing of the MMAC Common Shares on the NASDAQ Stock Market and MMAC has not received any currently pending notice of the delisting of the MMAC Common Shares from the NASDAQ Stock Market.

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Section 3.31         Anti-Takeover Provisions. The Board of Directors of MMAC (the “MMAC Board”) has taken all action necessary, if any, (a) so that the restrictions contained in its Organizational Documents applicable to a “business combination” will not apply to the execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby and (b) to irrevocably approve for all purposes Buyer and its Affiliates and this Agreement, the other Transaction Documents and the transactions hereby and thereby to exempt such Persons, agreements and transactions from, and to elect for MMAC, Buyer and their respective Affiliates not to be subject to, any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or other antitakeover Laws of any jurisdiction applicable to MMAC, Buyer or any of their respective Affiliates or this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby with respect to any of the foregoing, which resolutions have not been rescinded, modified or withdrawn in any way.

Section 3.32         Independent Investigation. Each of MMAC and Seller has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Buyer, the Buyer Subsidiaries, Hunt and their respective Affiliates, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Buyer, the Buyer Subsidiaries and Hunt for such purpose. Each of MMAC and Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, each of MMAC and Seller has relied solely upon its own investigation and the representations and warranties of Buyer set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Buyer, any Buyer Subsidiary, Hunt, any of their respective Affiliates or any other Person has made any representation or warranty as to Buyer, the Buyer Subsidiaries, Hunt or any of their respective Affiliates or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules) and the other Transaction Documents.

Section 3.33         No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of MMAC, Seller, the Company, the Company Subsidiaries or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of MMAC, Seller, the Company or the Company Subsidiaries, including any representation or warranty as to the accuracy or completeness of any information regarding MMAC, Seller, the Company or the Company Subsidiaries furnished or made available to Hunt, Buyer and their Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company or the Company Subsidiaries, or any representation or warranty arising from statute or otherwise in law.

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Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller as follows:

Section 4.01         Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is currently conducted. Each of Hunt and Buyer has full power and authority to enter into and perform this Agreement and each of the other Transaction Documents to which Hunt or Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 4.02         Enforceability. The execution and delivery by Hunt and Buyer of this Agreement each of the other Transaction Documents to which Hunt or Buyer, as applicable, is or will be a party, the performance by each of Hunt and Buyer of its obligations hereunder and thereunder and the consummation by Hunt and Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company or corporate action, as applicable, on the part of Hunt and Buyer. This Agreement and each other Transaction Document to which Hunt or Buyer is or will be a party has been or will be duly executed and delivered by Hunt and Buyer and (assuming due authorization, execution and delivery by each of the other parties hereto or thereto) this Agreement and each of the other Transaction Documents constitutes or will constitute a legal, valid and binding obligation of Hunt and Buyer, enforceable against Hunt and Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03         No Conflicts; Consents.

(a)          The execution, delivery and performance by Hunt and Buyer of this Agreement and each of the other Transaction Documents to which Hunt or Buyer is or will be a party, and the consummation by each of them of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach (or an event which, with the giving of notice or the passage of time, or both, would constitute a breach) of, require any consent, authorization, approval or exemption by, any Person under, or give to others any rights of termination or amendment under, any provision of the Organizational Documents of Hunt, Buyer or any Buyer Subsidiary; (ii) conflict with, result in a violation or breach of any provision of any Law or Governmental Order binding upon or applicable to Hunt, Buyer or any Buyer Subsidiary; or (iii) except as set forth in Section 4.03(a)(iii) of the Disclosure Schedules and for any consent, notice or other action obtained prior to the date hereof, require the consent, the giving of notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under or result in the acceleration of, any Contract to which Hunt, Buyer or any Buyer Subsidiary is a party, except, in the case of clauses (ii), (iii) and (iv) above, as would not have a Buyer Material Adverse Effect.

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(b)          No consent, approval, Permit, Governmental Order, exemption by, declaration, registration, qualification or filing with, or notice to, any Governmental Authority is required by or with respect to Hunt, Buyer or any Buyer Subsidiary in connection with the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which Hunt, Buyer or a Buyer Subsidiary is or will be a party and the consummation by each of them of the transactions contemplated hereby and thereby, except as set forth in Section 4.03(a)(iii) of the Disclosure Schedules and except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a Buyer Material Adverse Effect.

Section 4.04         Buyer Financial Statements. Attached hereto as Schedule 5 are true and correct copies of the following financial statements and schedules of Buyer and each Buyer Subsidiary: September 30, 2017 unaudited consolidated balance sheet and statements of income (collectively, the “Buyer Financial Statements”). The Buyer Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of any interim financial statements, to normal and recurring year-end adjustments and the absence of notes. The Buyer Financial Statements fairly present in all material respects the financial condition of Buyer and the Buyer Subsidiaries as of the respective dates they were prepared and the results of the operations of Buyer for the periods indicated.

Section 4.05         Undisclosed Liabilities. Neither Buyer nor any Buyer Subsidiary has any liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Buyer Financial Statements, (ii) those which are set forth on Section 4.05 of the Disclosure Schedules, and (iii) those which have been incurred in the ordinary course of business since the date of the Buyer Financial Statements and which are not material in amount.

Section 4.06         Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 4.06 of the Disclosure Schedules, from the date of the Buyer Financial Statements until the date of this Agreement, Buyer and each Buyer Subsidiary has operated in the ordinary course of business in all material respects and there has not been, with respect to Buyer or any Buyer Subsidiary, any:

(a)          event, occurrence or development that has had, or could be reasonably expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;

(b)          material amendment of its Organizational Documents;

(c)          split, combination or reclassification of any shares of its capital stock;

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(d)          issuance, sale or other disposition of, or creation of any Encumbrance on, any of its membership interest or other capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its membership interest or other capital stock;

(e)          declaration or payment of any dividends or distributions on or in respect of any of its membership interest or other capital stock or redemption, purchase or acquisition of its outstanding membership interest or other capital stock;

(f)           material change in any method of accounting or accounting practice of Buyer, except as required by GAAP or applicable Law or as disclosed in the notes to the Buyer Financial Statements;

(g)          incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $5,000,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(h)          sale or other disposition of any of the assets shown or reflected in the Financial Statements, except in the ordinary course of business and except for any assets having an aggregate value of less than $5,000,000;

(i)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $5,000,000;

(j)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(k)          any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07         Title to Assets; Subsidiaries. Except as shown on Section 4.07 of the Disclosure Schedules, Hunt FS Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Hunt has good and valid title to 100% of the equity interests in Buyer. Section 4.07 of the Disclosure Schedules sets forth a complete and accurate list of the name and jurisdiction of each of the Buyer Subsidiaries. All of the issued and outstanding shares of capital stock of, or other equity interests in, each Buyer Subsidiary have been duly authorized, validly issued and are, to the extent applicable, fully paid and nonassessable and are directly owned of record by the Buyer or a Buyer Subsidiary, free and clear of all Encumbrances, except as set forth on Section 4.07 of the Disclosure Schedules. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Buyer or any Buyer Subsidiary or obligating Hunt, Buyer, any Buyer Subsidiary or any of their respective Affiliates to issue or sell any membership interest, shares or any other interest in, Buyer or any Buyer Subsidiary.

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Section 4.08         Legal Proceedings; Governmental Orders.

(a)          There are no actions, suits, Claims, demands, causes of action, proceedings, citations, summonses, subpoenas, investigations of any nature (civil, criminal, administrative, regulatory or otherwise, whether at law or in equity), arbitrations, charges, complaints, judgments, decrees or other legal proceedings pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Buyer Subsidiary affecting any of their properties or assets (or by or against Buyer, any Buyer Subsidiary or any Affiliate thereof relating to Buyer or any Buyer Subsidiary), except, in each case, which if determined adversely to Buyer or any Buyer Subsidiary (or to Buyer, any Buyer Subsidiary or any Affiliate thereof), would not result in a Buyer Material Adverse Effect.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Buyer or any of its properties or assets which would have a Buyer Material Adverse Effect.

Section 4.09         Compliance with Laws; Permits.

(a)          Buyer and each Buyer Subsidiary is in compliance in all material respects with all Laws applicable to it or its business, properties or assets, including all applicable Financial Industry Regulatory Authority, Inc. rules and regulations, except where the failure to be in compliance would not have a Buyer Material Adverse Effect.

(b)          All Permits required for Buyer and each Buyer Subsidiary to conduct its business have been obtained by it and are in full force and effect, except where the failure to obtain such Permits would not have a Buyer Material Adverse Effect.

Section 4.10         Investment Purpose. Buyer is acquiring the Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Interests are not registered under the Securities Act or any state securities Laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.11         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

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Section 4.12         Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of MMAC, the Company, the Company Subsidiaries and the Transferred Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of MMAC, Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the representations and warranties of MMAC and Seller set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of MMAC, Seller, the Company or any other Person has made any representation or warranty as to MMAC, Seller, the Company, the Company Subsidiaries, the Transferred Assets or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules) and the other Transaction Documents.

Section 4.13         Securities Restrictions. Buyer acknowledges that the Purchased Shares issued to Buyer or one of its Subsidiaries or Affiliates at the Subsequent Closings will not be registered under the Securities Act as of the date of issue, and therefore may not be resold without compliance with the Securities Act and any applicable state securities Laws. The Purchased Shares are being acquired by Buyer or one or more of its Subsidiaries or Affiliates solely for their own account and without a view to distribution within the meaning of the Securities Act. The MMAC Common Shares shall bear a legend in substantially the following language:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD OR ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT.

Section 4.14         Accredited Investor Status. Buyer or its applicable Subsidiary or Affiliate is able to bear the economic risk of an investment in the Purchased Shares and can afford to sustain a total loss of such investment and Buyer is an “accredited investor,” as that term is defined in Regulation D under the Securities Act.

Section 4.15         No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), none of Hunt, Buyer, any Buyer Subsidiary or any of their respective Affiliates or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Hunt, Buyer, any Buyer Subsidiary or any of their respective Affiliates or any other Person, including any representation or warranty as to the accuracy or completeness of any information regarding Hunt, Buyer, any Buyer Subsidiary or any of their respective Affiliates or any other Person furnished or made available to MMAC, MEC, Seller, the Company, the Company Subsidiaries and their respective Affiliates and Representatives (including any information, documents or material made available to MMAC, MEC, Seller, the Company, the Company Subsidiaries and their respective Affiliates and Representatives in management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Hunt, Buyer, any Buyer Subsidiary or any of their respective Affiliates, or any representation or warranty arising from statute or otherwise in law.

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Article V

COVENANTS

Section 5.01         Employees; Benefit Plans.

(a)          Except as otherwise agreed in writing by any Employee or as provided in any employment agreement assumed or entered into by or between Buyer or its Affiliate and any Employee, Buyer shall cause and shall cause its Affiliates (including the Company and the Company Subsidiaries or any other successor employer), for the period commencing at the Closing Date and ending on the first anniversary thereof (or, if shorter, for the period of employment of the applicable Employee), to maintain for each such Employee (i) base salary or wages that are no less favorable than the base salary or wages provided to such Employee by Seller or its Affiliate as of the date of this Agreement, and (ii) substantially the same benefits, including severance benefits (but excluding, for the avoidance of doubt, any benefits in the form of equity or equity-linked compensation), that the Buyer provides to its employees with similar title and combined service with Seller or its Affiliates and Buyer and its Affiliates in accordance with the terms of Buyer’s or its Affiliates’ standard benefit plans; provided, that each such Employee’s employment with Buyer and its Affiliates (including the Company and the Company Subsidiaries) following the Closing shall be on an at-will basis, terminable by either party. Buyer shall pay all 2017 cash incentive bonuses to the applicable Employees as set forth in Section 3.21(a) of the Disclosure Schedules no later than January 31, 2018. Notwithstanding anything set forth below or herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of Buyer to continue, or to cause the continuation of, the employment of any individual for any period following the Closing Date, and (ii) nothing in this Agreement shall preclude Buyer or any of its Affiliates (including, following the Closing, the Company and the Company Subsidiaries) from altering, amending, or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time. With respect to any Employee who is terminated by Buyer within one year after the Closing Date, Buyer shall pay severance to such Employee based on his or her combined service with Seller or its Affiliates and Buyer and its Affiliates in accordance with the terms of Buyer’s or its Affiliates’ standard severance policy in effect as of the Closing Date (as set forth on Schedule 10 attached hereto) to the extent that such policy would provide for severance benefits in connection with a termination under the same circumstances.

(b)          Seller shall retain and be responsible for all liabilities, obligations and costs incurred or arising prior to (including in connection with) the Closing relating to the Employees or former employees, officers, and other service providers (and their respective dependents). Seller will pay all workers’ compensation benefits with respect to injuries occurring to any Employee or former employee, officer, or other service provider on or prior to the Closing Date. Buyer will pay all workers’ compensation benefits with respect to injuries occurring to any Employee while in the employ of Buyer or any of its Affiliates after the Closing Date.

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(c)          For purposes of determining eligibility, vesting and benefit accruals under Buyer’s employee benefit plans, including, but not limited to, Buyer’s 401(k) plan, retirement plan (but not benefit accruals under any defined benefit retirement plan), group health plan, group life insurance plan, vacation, sick pay and severance policies, such policies shall recognize as employment with Buyer the period of employment of the Employee that was recognized by Seller or its Affiliates under its Benefit Plans.

(d)          Except for the employment agreements, employment letters, promote agreements and the IHS and IHS PM employees’ employment agreements set forth in Section 3.16(a) of the Disclosure Schedules, all Employees shall cease participation, and Seller shall cause the Company and each Company Subsidiary to cease being a participating employer, in all of the Benefit Plans of MMAC or its Affiliates as of immediately prior to the Closing.

(e)          For the avoidance of doubt, neither Buyer nor any of its Affiliates (including, following the Closing, the Company and the Company Subsidiaries) will assume the sponsorship or any liability with respect to or under any Benefit Plans of MMAC or its Affiliates (except as expressly assumed under this Agreement).

(f)           MMAC and its Affiliates hereby consent to the continued employment of the Employees by Buyer and its Affiliates and waive, to the extent arising in connection with the employment of the Employees by Buyer and its Affiliates, any claims or rights MMAC or any of its Affiliates may have under any non-competition, confidentiality, or non-solicitation covenants with any of the Employees. MMAC and its Affiliates shall cooperate in a commercially reasonable manner with Buyer and its Affiliates to provide an orderly administrative transition to Buyer of each Employee, including the provision by MMAC and its Affiliates to Buyer of all necessary or appropriate documents, records, materials, accounting files, and Tax information in MMAC’s or its Affiliate’s possession with respect to such Employee to the extent permitted under applicable Laws.

(g)          This Section 5.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.01. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or to prevent Buyer or any of its Affiliates from establishing, amending, modifying, or terminating any such benefit plan, program, agreement or arrangement, or from terminating the employment of any employee, following the Closing. The Parties acknowledge and agree that the terms set forth in this Section 5.01 shall not create any right in any employee or any other Person to any continued employment with Buyer or any of its Affiliates or to any compensation or benefits of any nature, kind, or amount whatsoever.

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Section 5.02         Confidentiality. The Parties acknowledge and agree that the confidentiality obligations of the Parties and their respective Affiliates from and after the Closing shall be governed solely by the Management Agreement; provided, that, (a) any Confidential Information received by Buyer or any of its Affiliates from Seller or any of its Affiliates prior to the Closing shall continue to be governed by the Confidentiality Agreement until its expiration or termination and (b) following the Closing, any information regarding the Company, the Company Subsidiaries, the Company Business or the Transferred Assets shall not be Confidential Information in the hands of Hunt, Buyer, the Buyer Subsidiaries or any of their respective Affiliates or Representatives but shall, for the avoidance of doubt, be Confidential Information in the hands of MMAC, MEC, Seller and their respective Affiliates, Subsidiaries and Representatives (other than the Company and the Company Subsidiaries).

Section 5.03         Third-Party Consents. All costs and expenses associated with obtaining any third-party consents incurred in connection with this Agreement and the transactions contemplated hereby shall be borne and paid equally by Buyer, on the one hand, and Seller, on the other hand.

Section 5.04         Books and Records.

(a)          Promptly following the Closing, MMAC, MEC and Seller shall, to the extent in the possession or control of MMAC, MEC, Seller or any of their respective Affiliates, deliver to Buyer all of the Seller Books and Records.

(b)          Buyer agrees that it shall preserve and retain the Seller Books and Records relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller for a period of six (6) years from the Closing Date. During such six (6)-year period, Seller and its Affiliates shall upon reasonable advance notice and for any reasonable business purpose, have access during normal business hours to examine and inspect the Seller Books and Records.

(c)          (i) Neither Buyer nor Hunt shall be obligated to provide any other Party with access to any books or records (including personnel files) pursuant to this Section 5.04 where such access would violate any Law and (ii) each of MMAC, MEC and Seller and their respective Affiliates shall have the right to retain copies (or if required by applicable Law, originals) of the Seller Books and Records relating primarily to periods ending on or before the Closing Date.

Section 5.05         MMAC NOL Rights Plan; Sale of MMAC Common Shares.

(a)          Promptly after the First Share Purchase Closing Date, MMAC shall cause Hunt and its Affiliates to be designated as “Exempted Persons” as defined in the MMAC Tax Benefit Rights Agreement dated as of May 5, 2015, by and between MMAC and Broadridge Corporate Issuer Solutions, Inc., as the same may be amended, supplemented or otherwise modified from time to time. Hunt shall not, and shall cause its Affiliates and Representatives not, to purchase in any rolling twelve (12)-month period MMAC Common Shares representing more than nine and nine tenths percent (9.9%) of the MMAC Common Shares issued and outstanding at the beginning of such twelve (12)-month period. Notwithstanding the foregoing, Hunt and its Affiliates and Representatives may enter into an alternative stock acquisition plan with the prior written consent of the MMAC Board.

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(b)          For the one year period following the First Share Purchase Closing Date, Hunt shall not (i) offer, pledge, sell, contract to sell, grant any option to purchase, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any MMAC Common Shares acquired by it under the terms of this Agreement, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in (i) or (ii) above is settled by delivery of MMAC Common Shares or such other securities, in cash or otherwise. Notwithstanding the foregoing, Hunt may pledge its MMAC Common Shares in connection with its existing credit facilities or to secure facilities with a commercial bank, investment bank or other lending institution.

Section 5.06         Hunt Board Seats.

(a)          From and after the Closing, MMAC shall cause the MMAC Board to appoint one individual selected by Hunt as a non-voting observer (a “Hunt Observer”) to the MMAC Board; provided, that, if any employee of Hunt (including the Hunt Designee but excluding any former employee of MMAC) is a member of the MMAC Board, then Hunt’s foregoing observer right shall be suspended. The Hunt Observer shall be entitled to attend and shall receive advance notice (in the same manner and at the same time as directors of the MMAC Board) of any meetings of the MMAC Board and any committees thereof. The Hunt Observer shall also be entitled to receive copies of all materials and presentations provided to the directors of the MMAC Board in connection with any meeting of the MMAC Board or committees thereof.

(b)          In connection with and concurrently with the consummation of the Subsequent Closing in which the purchase and sale of all of the Purchased Shares is completed, to the extent that an employee of Hunt (other than any former employee of MMAC) is not then a member of the MMAC Board, MMAC shall cause the MMAC Board to appoint one (1) Hunt Designee as a director of MMAC, with such Hunt Designee to be appointed to Class II.

(c)          From and after the Subsequent Closing in which the purchase and sale of all of the Purchased Shares is completed and as long as Hunt and/or its Affiliates hold at least the greater of (i) 1.25% of the then issued and outstanding MMAC Common Shares and (ii) Seventy-Five Thousand (75,000) MMAC Common Shares, in connection with each annual or special meeting of the equityholders of MMAC at which Class II directors are to be elected, or any written consent of the equityholders of MMAC pursuant to which Class II directors of the MMAC Board are to be elected (each such meeting or consent, an “Election Meeting”), Hunt shall have the right to designate one (1) Hunt Designee for nomination to Class II. During any time period that Hunt holds twenty percent (20%) or more of the issued and outstanding MMAC Common Shares, Hunt shall have the right to designate an additional director (for a total of two (2) directors) to be appointed to the MMAC Board in the class of directors of the MMAC Board that, at such time, have the longest term to serve before their next re-election.

(d)          In the case of any Election Meeting that is an annual meeting of the equityholders of MMAC, Hunt shall give written notice to the MMAC Board of the applicable Hunt Designee no later than the date that is ninety (90) days prior to the first anniversary of the prior year’s annual meeting of equityholders of MMAC. In the case of any Election Meeting that is a special meeting of equityholders of MMAC or in connection with any proposed written consent of the equityholders of MMAC pursuant to which Class II directors are to be elected or appointed, Hunt shall give written notice to the MMAC Board of the applicable Hunt Designee(s) no later than the later of ninety (90) days before such special meeting and the tenth day after the day on which the notice of such special meeting was made by mail or public disclosure to the equityholders of MMAC. In the case of any Replacement (as defined below), Hunt shall give written notice to the MMAC Board of each such Replacement as promptly as reasonably practicable following the event giving rise to such replacement as set forth in Section 5.06(g). Any written notice delivered by Hunt pursuant to this Section 5.06(d) is referred to herein as a “Designation Notice.”

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(e)          Each Hunt Designee (or any Replacement thereof) must be an individual who is reasonably acceptable to the MMAC Board applying MMAC’s standard practices and the same considerations to the Hunt Designee as would be applied by the MMAC Board to any other director appointee, nominee or applicant. If the MMAC Board does not object in writing to any Hunt Designee named in a Designation Notice within twenty (20) days of receipt thereof, then such Hunt Designee shall be deemed to be reasonably acceptable to the MMAC Board. If, within twenty (20) days of the MMAC Board’s receipt of any Designation Notice, the MMAC Board determines that any Hunt Designee named therein is not reasonably acceptable to the MMAC Board, then the MMAC Board shall promptly provide Hunt with written notice of the reason for such determination. Thereafter, the MMAC Board and Hunt shall cooperate in good faith so that Hunt may designate one or more replacement Hunt Designees until one such individual is deemed reasonably acceptable to the MMAC Board. MMAC shall take all actions reasonably necessary or appropriate (including delaying for a reasonable period of time any applicable Election Meeting) to ensure that Hunt may designate any designee to which it is entitled under Section 5.06(c) and each such Hunt Designee is presented for nomination or appointment at each applicable Election Meeting.

(f)           If Hunt fails to give proper notice of any nomination of any Hunt Designee in a timely manner for any Election Meeting, then Hunt shall be deemed to have nominated the incumbent Hunt Director in a timely manner; provided, that if there is no incumbent Hunt Director for the applicable seat on the MMAC Board to which Hunt is entitled to designate a director pursuant to Section 5.06(c), then MMAC and Hunt shall use their respective commercially reasonable efforts to mutually agree on a designee such that a Hunt Designee is appointed to any seat to which a Hunt Designee may be nominated under Section 5.06(c).

(g)          MMAC and the MMAC Board shall cause each Hunt Designee designated in accordance with this Section 5.06 to be included in management’s slate of nominees for the elections of directors at each applicable Election Meeting occurring after the Closing. MMAC agrees to use its reasonable best efforts to, and to use reasonable best efforts to cause the MMAC Board to, cause the election of each applicable Hunt Designee to the MMAC Board at each Election Meeting, including by, to the extent permitted by applicable Law, recommending the Company’s equityholders to vote in favor of the election of each such Hunt Designee, soliciting proxies in respect thereof and otherwise supporting each such Hunt Designee for election in a manner consistent with, and no less rigorously and favorably than, the manner in which MMAC supports its other nominees.

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(h)          If any Hunt Designee (i) dies, is incapacitated or is otherwise unable to serve as a nominee for appointment on the Closing Date or for election as a director of MMAC Board or to serve as such a director, for any reason, (ii) is removed (upon death, resignation or otherwise) or fails to be elected at an Election Meeting as a result of such Hunt Designee failing to receive the requisite number of the votes cast, or (iii) is to be substituted by Hunt (with the relevant Hunt Designee’s consent and resignation) for election at an Election Meeting, then, in each such case, Hunt shall have the right to submit the name of a replacement for each such Hunt Designee (each, a “Replacement”) to the MMAC Board for its reasonable approval (subject to the same terms and procedures set forth in Section 5.06(e)), and who shall, if so approved, serve as a nominee for appointment upon the Closing Date or election as a director or serve as a director in accordance with the terms of this Section 5.06 as if such Replacement was the initial Hunt Designee. In the case of any such Replacement of a director who was already serving on the MMAC Board immediately prior to such director’s death, resignation or removal, then MMAC shall cause the MMAC directors remaining in office at such time to appoint any such Replacement of such director to the MMAC Board as promptly as practicable following Hunt’s delivery of a Designation Notice with respect thereto and compliance with the terms and procedures set forth in Section 5.06(f). For each proposed Replacement that is not approved by the Board in accordance with Section 5.06(f). Hunt shall have the right to submit another proposed Replacement to the MMAC Board for its approval on the same basis as set forth in the immediately preceding sentence. Hunt shall have the right to continue submitting the name of proposed Replacement(s) to the MMAC Board for its approval until the MMAC Board approves a Replacement to serve as a nominee for appointment upon the Closing Date or for election as director to the MMAC Board or to serve as such a director, as applicable, whereupon such person will be appointed as the Replacement.

(i)           Directors designated by Hunt and the Hunt Observer shall not be entitled to compensation for serving on the MMAC Board; provided, however, that the directors designated by Hunt and the Hunt Observer shall, for the avoidance of doubt, be entitled to reimbursement of expenses and indemnification in the same manner and to the same extent as the other members of the MMAC Board and in accordance with MMAC’s Organizational Documents and any other bona fide policies or guidelines of the MMAC Board in effect from time to time.

(j)           Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, upon and after an Event of Default (as defined in the Purchase Money Note) or upon Hunt owning less than the greater of (i) 1.25% of the then issued and outstanding MMAC Common Shares and (ii) seventy-five thousand (75,000) MMAC Common Shares, Hunt shall have no further right to designate for nomination to the MMAC Board, and none of MMAC, the MMAC Board nor any of their Affiliates or Representatives shall have any further obligation to approve, appoint, nominate or otherwise support for election to the MMAC Board, any Hunt Designee, and may, at their election, remove from the MMAC Board any previously appointed or elected Hunt Designee.

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Section 5.07         Tax Matters.

(a)          Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

(b)          In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date, the portion of any such Taxes that are treated as allocable to a Pre-Closing Tax Period for purposes of this Agreement shall be:

(i)          in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(c)          Seller shall pay any Taxes of the Company and the Company Subsidiaries allocable to a Pre-Closing Tax Period (other than any Taxes allocated to Buyer under Section 5.13).

(d)          Seller shall cause each of TC Fund I, International Housing Solutions Residential Partners 1 (RF) Proprietary Limited, SAWHF (Cayman) II, L.P. and each other Company Subsidiary that is treated as a partnership for U.S. federal income tax purposes have a valid election under Section 754 of the Code (and any equivalent state and local elections) in effect for the taxable year that includes the Closing Date.

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Section 5.08         Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement; provided, however, that nothing herein will prohibit (a) the Parties or their Affiliates from disclosing such information to their Representatives or (b) Hunt or its Affiliates from disclosing such information to their investors or prospective investors, subject in each case to Section 5.02 hereof.

Section 5.09         Registration Rights. If at any time after the date hereof, the Company proposes to file a registration statement with the SEC (other than a registration statement on Form S-4 or Form S-8) with respect to an offering that includes any MMAC Common Shares, whether for its own account or for the account of any other Person, then MMAC shall give to the Buyer written notice of its intention to effect such a registration as promptly as practicable and offer to Buyer (or an affiliate thereof that at such time holds the MMAC Common Shares issued to Buyer pursuant to this Agreement) the right to register the offer and sale of all of its MMAC Common Shares in such registration statement (and shall permit Buyer (or an affiliate thereof that at such time holds the MMAC Common Shares issued to Buyer pursuant to this Agreement) to participate in any related underwritten offering pursuant to such registration statement).

Section 5.10         Termination of Affiliate Transactions. Except as set forth on Section 5.10 of the Disclosure Schedules, each Affiliate Transaction has been, or simultaneously with the Closing shall be, terminated in full, without any Liability to Buyer, the Company, any of the Company Subsidiaries or any of their respective Affiliates following the Closing (the “Affiliate Transaction Terminations”).

Section 5.11         Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.12         Retransfer of Assets. If any Party determines, after the Closing Date, that the Company or any of the Company Subsidiaries owns any Excluded Assets, or that any Transferred Assets have been retained by MMAC or any of its Subsidiaries (other than the Company or any Company Subsidiary), then the relevant Party shall transfer, assign and convey, or shall cause any such asset to be transferred, assigned and conveyed, to the intended recipient or other designees designated by such recipient without any consideration therefor.

Section 5.13         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transfer to Buyer of the Transferred Assets (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Buyer, on the one hand, and Seller, on the other hand, when due. Seller shall timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

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Section 5.14         Non-Solicitation. Buyer and Seller shall not and shall cause their respective Affiliates not to (i) solicit for employment the employees of the other party or any of its Affiliates; provided that the foregoing shall not restrict such party or any of its Affiliates from (A) making any general solicitation for employment that is not specifically directed at any such Persons or (B) soliciting any such person who has left the employment of the other party at least three months prior to such solicitation, (ii) solicit any customer or client of the other party to terminate its relationship with the other party or (iii) solicit any client or customer of the other party for a deal or transaction that was pending with the other party on or after July 1, 2017 where such first party first learned about the specific deal or transaction in connection with due diligence relating to the transactions contemplated hereby.

Section 5.15         MGM Assets.

(a)          MMAC shall provide Buyer with written notice no less than ten (10) Business Days prior to the consummation of the transactions contemplated by the MGM Agreements (the “MGM Closing Notice”), which notice shall specify the intended closing date for the consummation of such transactions. Upon receipt of the MGM Closing Notice, Buyer shall have the right but not the obligation to require MMAC to assign all of MMAC’s rights, obligations and interests in the MGM Agreements to Buyer or an Affiliate thereof for no additional consideration (the “Hunt/MGM Election Right”). Buyer may exercise the Hunt/MGM Election Right on written notice (the “Hunt Election Notice”) to MMAC at any time prior to the closing date set forth in the MGM Closing Notice. Upon receipt of the Hunt Election Notice, MMAC shall execute an assignment and assumption agreement pursuant to which, MMAC shall assign to Hunt all of its rights, obligations and interests in the MGM Agreements.

(b)          In the event that Buyer delivers a Hunt Election Notice and MMAC’s rights, obligations and interests in the MGM Agreements are assigned to Buyer:

(i)          Buyer acknowledges that the MGM Principals desire to limit the aggregate amount of any promissory notes they collectively hold from Buyer with respect to Buyer’s acquisition of the MGM Interests pursuant to the MGM Purchase Agreement to Five Million Eight Hundred Thousand Dollars ($5,800,000). As a result, in order to facilitate the transaction described herein, pursuant to Section 1.2.1.4.1 of the MGM Purchase Agreement, MMAC has agreed that, at the closing of the transactions contemplated by the MGM Agreements, either (i) MMAC shall purchase from the MGM Principals Ten Million Dollars ($10,000,000) in aggregate principal amount of the notes held by the MGM Principals from Buyer, if any (of which Five Million Dollars ($5,000,000) shall be paid in cash by MMAC and Five Million Dollars ($5,000,000) shall be paid in the form of one or more Eight Year Notes (as defined in the MGM Purchase Agreement) from MMAC payable to the MGM Principals in such principal amounts as the MGM Principals may direct) or (ii) MMAC will issue a note in the principal amount equal to Ten Million Dollars ($10,000,000) to the MGM Principals and Buyer and MMAC will execute and deliver an allonge to the Purchase Money Note, increasing the outstanding principal amount of the Purchase Money Note by Ten Million Dollars ($10,000,000).

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(ii)         Buyer acknowledges that MGM is the borrower under that certain loan from MGM Financial, LLC, an Affiliate of the MGM Principals, in the aggregate principal amount of $9,000,000 (the “Senior Loan”) and that MMAC will acquire the Senior Loan from MGM Financial, LLC prior to the MGM Closing. If Buyer exercises the Hunt/MGM Election Right, Buyer agrees to acquire the Senior Loan from MMAC simultaneously with the consummation of Buyer’s acquisition of the MGM Assets for an aggregate purchase price equal $9,415,000, which shall be paid in cash and adjusted for the passage of time, if Buyer’s acquisition of the Senior Loan does not take place on December 31, 2017, from December 31, 2017 to the closing of Buyer’s acquisition of the Senior Loan at a 5% discount rate.

(c)          MMAC agrees and acknowledges that, without the prior written consent of Buyer, MMAC will not agree or consent to any amendment to the terms, conditions or provisions contained in the MGM Agreements (including any exhibits or schedules thereto).

(d)          In the event of an assignment of the MGM Agreements by MMAC to Buyer and the consummation of the transactions contemplated pursuant to the MGM Agreements, MMAC agrees to deliver to Buyer, a certificate, in a form reasonably acceptable to Buyer, certifying that, to MMAC’s Knowledge, the representations and warranties set forth in Article V of the Junior Loan Agreement (as defined in the MGM Purchase Agreement) are true and correct as of the closing of the transactions contemplated pursuant to the MGM Agreements.

(e)          The parties hereto agree that if Buyer delivers the Hunt Election Notice pursuant to Section 5.15(a) hereof, MMAC agrees that prior to the intended closing date set forth in the MGM Closing Notice, MMAC and Buyer shall supplement, amend or otherwise modify the Purchase Money Note, Pledge and Security Agreement, the other Collateral Documents (as such term is defined in the Purchase Money Note) and other agreements and documents relating thereto as necessary to give effect to Buyer’s acquisition of the MGM Assets pursuant to the terms of the MGM Agreements, including, but not limited to, increasing the principal amount of the Purchase Money Note if necessary (whether by amendment, amendment and restatement or allonge or otherwise) or providing for the issuance of one or more additional promissory notes to the payees contemplated by the MGM Agreements, amending the terms of the Pledge and Security Agreement and other Collateral Documents (as such term is defined in the Purchase Money Note) to permit the grant and incurrence of additional liens on collateral in favor of the other parties that are payees under the Specified Note (as such term is defined in the Purchase Money Note) and such other changes and modifications to any of such Purchase Money Note, Pledge and Security Agreement, Collateral Documents (as such term is defined in the Purchase Money Note) and other applicable documents as are necessary, appropriate or desirable to give effect to Buyer’s consummation of the transactions on the terms and conditions contemplated by the MGM Agreements.

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Section 5.16         Cobb Theater Guaranty. In the event of an assignment of the MGM Purchase Agreement by MMAC to Buyer and the consummation of the transactions contemplated pursuant to the MGM Purchase Agreement, Buyer shall set off any amounts required to be paid and paid by Buyer under the Cobb Theater Guaranty (as defined in the MGM Purchase Agreement) first against the Notes (as defined in the MGM Purchase Agreement) under which Hunt is obligated to the MGM Principals and then, to the extent of any excess of such amounts paid over the principal amount outstanding on such Notes, against the promissory notes or increased portions of promissory notes, under which Hunt is obligated to MMAC, given in connection with the closing of the transactions contemplated by the MGM Purchase Agreement.

Section 5.17         IHS Management Fee Catch-Up Payments

(a)          Notwithstanding anything to the contrary contained herein, MMAC and its Affiliates shall be entitled to, and Hunt and/or its Affiliates (including IHS and its Affiliates after Closing) shall pay to MMAC, all “Catch Up Management Fee” (i.e., management fee paid by an investor in a fund upon closing into that fund and applying to the period extending from such fund’s inception to such closing date) received by IHS and its Affiliates after the Closing Date resulting from closings of investors into IHS Fund II SSA and IHS Fund II SA prior to March 31, 2018.  Notwithstanding the foregoing, with respect to IHS Fund II SSA, the above payment of such “Catch Up Management Fee” shall be adjusted by the following payments owing with respect to each of the following investors if and when such investors close into IHS Fund II SSA (or upon IHS’ draw of “Catch Up Management Fee”, if later), as follows:

IFC	$(88,924) (decrease in the amount of “Catch Up Management Fee” payable to MMAC)
KFW	$(734,191) (decrease in the amount of “Catch Up Management Fee” payable to MMAC)
GIPF	$318,583 (increase in the amount of “Catch Up Management Fee” payable to MMAC)
EIB	$242,641 (increase in the amount of “Catch Up Management Fee” payable to MMAC)
WDB	$39,823 (increase in the amount of “Catch Up Management Fee” payable to MMAC)
RFLAUN	$39,823 (increase in the amount of “Catch Up Management Fee” payable to MMAC)

(b)          Hunt shall pay or cause the payment of all “Catch Up Management Fee” hereunder, as adjusted in accordance with this section, in cash to MMAC no later than March 31, 2018.

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Article VI

SURVIVAL; INDEMNIFICATION

Section 6.01         Survival. The Parties agree that (a) any covenants or other agreements contained in this Agreement shall survive the Closing in accordance with their respective terms or, if no term is specified, indefinitely, (b) the representations and warranties of MMAC and Seller (other than the MMAC and Seller Fundamental Representations and the representations and warranties of MMAC and Seller set forth in Section 3.18 (Environmental Matters), Section 3.20 (Employee Benefit Matters), Section 3.21 (Employment Matters), Section 3.23 (Taxes) and Section 3.24 (The Management Arrangements and Management Fee Rights)) shall survive the Closing until June 30, 2019, (c) the representations and warranties of Buyer (other than the Buyer Fundamental Representations) shall survive the Closing until June 30, 2019, (d) the representations and warranties of MMAC and Seller set forth in Section 3.18 (Environmental Matters), Section 3.20 (Employee Benefit Matters), Section 3.21 (Employment Matters), Section 3.23 (Taxes) and Section 3.24 (The Management Arrangements and Management Fee Rights) shall survive until the third (3rd) anniversary of the Closing Date and (e) the MMAC and Seller Fundamental Representations and the Buyer Fundamental Representations shall not terminate but shall survive indefinitely. Notwithstanding anything herein to the contrary, in the case of all representations, warranties and covenants, any Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such Claims shall survive until finally resolved.

Section 6.02         Indemnification By MMAC. Subject to the other terms and conditions of this Article VI, from and after the Closing, MMAC shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer, its Affiliates (including, the Manager) and Representatives, and each of their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold them harmless from and against any and all Losses based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of MMAC and Seller contained in this Agreement or any certificate or instrument delivered by Seller, MMAC or MEC pursuant to this Agreement, or any inaccuracy in or breach of any of the representations or warranties of MMAC or its Affiliates contained in the Contribution Agreement or any certificate or instrument delivered by MMAC or its Affiliates pursuant to the Contribution Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller, MMAC or MEC pursuant to this Agreement or any certificate or instrument delivered by Seller, MMAC or MEC pursuant to this Agreement, or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by MMAC or its Affiliates pursuant to the Contribution Agreement or any certificate or instrument delivered by MMAC or its Affiliates pursuant to the Contribution Agreement;

(c)          any matters set forth on Schedule 11;

(d)          any Excluded Asset or any Excluded Liability; or

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(e)          Third-Party Claims with respect to the conduct of the Retained Business on and after the Closing Date (except to the extent of Manager’s indemnification obligations under the Management Agreement).

Section 6.03         Indemnification By Buyer. Subject to the other terms and conditions of this Article VI, from and after the Closing, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller, its Affiliates and Representatives, and each of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) and hold them harmless from and against any and all Losses based upon, arising out of, with respect to or by reason of:

(a)          Third-Party Claims (other than any derivative or shareholder or equityholder Claims) with respect to any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any certificate or instrument delivered by Buyer pursuant to this Agreement;

(b)           any inaccuracy in or breach of any of the Buyer Fundamental representations;

(c)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any certificate or instrument delivered by Buyer pursuant to this Agreement;

(d)          the Obligations; or

(e)          Third-Party Claims with respect to the conduct of the Company Business and the use of the Transferred Assets by Buyer or Buyer Subsidiaries, in each case, on and after the Closing Date.

Section 6.04         Certain Limitations. The party making a Claim under this Article VI is referred to as the “Indemnified Party”, and the party against whom such Claims are asserted under this Article VI is referred to as the “Indemnifying Party”. The indemnification provided for in this Article VI shall be subject to the following limitations:

(a)          Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Party shall not be liable to any Indemnified Party for indemnification unless and until the aggregate amount of all Losses in respect of indemnification exceeds, in the aggregate, an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Threshold”), at which point the Indemnifying Party will be obligated to indemnify the Indemnified Parties for the entire amount of any such Losses, and, thereafter, the Indemnified Parties shall be entitled to indemnification up to an amount of Losses not to exceed five percent (5%) of the Purchase Price (the “Cap”); provided, that, (i)(A) any Claims made by any Buyer Indemnified Party pursuant to Section 6.02(a) with respect to the MMAC and Seller Fundamental Representations, Section 6.02(b), Section 6.02(c) or Section 6.02(e), (B) Losses arising out of the Excluded Liabilities or Excluded Assets and (C) any Claims made by any Buyer Indemnified Party for breaches or inaccuracies of the representations and warranties set forth in Section 3.23 (Taxes) and (ii)(A) any Claims made by any Seller Indemnified Party pursuant to Section 6.03(b), Section 6.03(c) or Section 6.03(e) and (B) Losses arising out of the Obligations, in each case, shall not be subject to the Threshold or be subject to or applied towards the Cap, except that the Indemnifying Party shall not be obligated to indemnify the Indemnified Party for Losses in respect of any Claims made pursuant to Section 6.02(a) with respect to the MMAC and Seller Fundamental Representations or pursuant to Section 6.03(b), as applicable, together with all other Claims for indemnification pursuant to (x) Section 6.02(a) in the case of Buyer Indemnified Parties or (y) Section 6.03(a) and Section 6.03(b) in the case of Seller Indemnified Parties, in excess of a maximum amount in the aggregate equal to the Purchase Price; provided, further, that the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed Ten Thousand Dollars ($10,000) (which Losses shall not be counted toward the Threshold).

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(b)          Notwithstanding anything to the contrary contained in this Agreement, (i) the Buyer Indemnified Parties’ first (but not the sole) recourse for indemnification under this Article VI shall be to the Purchase Money Note and all payments of Losses due and owing to Buyer Indemnified Parties from MMAC under this Article VI shall first be satisfied by reducing the principal amount of the Purchase Money Note in the amount of the Loss finally determined under this Article VI until such time as the amount of the Loss finally determined under this Article VI exceeds the then remaining balance of the Purchase Money Note after which time all of the indemnification payments due to Buyer Indemnified Parties shall be paid by MMAC in cash and (ii) all payments of Losses due and owing to Seller Indemnified Parties from Buyer under this Article VI shall be satisfied in cash in the amount of the Loss finally determined under this Article VI; provided, however, that in the case of clause (ii) of this Section 6.04(b), with respect to Losses arising out of any Direct Claim with respect to any inaccuracy in or breach of any of the Buyer Fundamental Representations, no Losses shall be due or owed to any Seller Indemnified Party unless and until Buyer, as the maker under the Purchase Money Note, has failed to pay when due any amount required to be paid under the Purchase Money Note and such failure, in the case of any payment of interest or other amounts, continues for five (5) Business Days.

(c)          In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages or any damages based on any type of multiple except to the extent an Indemnified Party is required to pay such damages in order to fully indemnify a Third-Party Claim.

(d)          For purposes of this Article VI, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, “Material Adverse Effect” or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)          Payments by an Indemnifying Party pursuant to Section 6.02 or Section 6.03 in respect of any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Party (net of any deductibles, retroactive premiums, and premium increases or other costs or expenses incurred in connection with obtaining such proceeds).

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(f)           Upon becoming actually aware of any Loss, the Indemnified Party shall use its commercially reasonable efforts to mitigate any such Losses, including, if available, by filing an insurance claim or pursuing any other indemnity, contribution or other similar rights the Indemnified Party may have against third parties. All costs and expenses of such mitigation shall constitute indemnifiable Losses under this Article VI.

(g)          Notwithstanding anything to the contrary in this Article VI, no Losses may be claimed by any Indemnified Party to the extent such Losses have actually been taken into account in calculating the Estimated IHS Working Capital or Closing IHS Working Capital, and the Parties agree that no amount shall be due under this Article VI to the extent that it duplicates another amount already paid or taken into account pursuant to Article II or this Article VI.

Section 6.05         Indemnification Procedures.

(a)          Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, Claim or other legal proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) days of receipt of notice by the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Claim seeks an injunction or equitable relief against the Indemnified Party, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the proceeding or other Claim giving rise to such Claim for indemnification would have a material adverse effect on the business, financial condition, results of operations, properties, assets or liabilities of the Indemnified Party or its business or assets and would reasonably be expected to cause irreparable reputational harm to the Indemnified Party, (iv) the Indemnifying Party failed or is failing to vigorously prosecute or defend such Claim, (v) the third party against whom the Claim is being defended is a Governmental Authority, or (vi) the Claim relates to the compliance with Laws during both the pre-Closing and post-Closing period. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 6.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 6.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including furnishing to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim; provided, however, that any costs and expenses associated with furnishing such management employees to the defending party shall, to the extent furnished by Hunt, Buyer or any of their respective Subsidiaries or Affiliates (other than MMAC and any of the MMAC Subsidiaries), constitute reimbursable expenses under Section 7(b) of the Management Agreement.

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(b)          Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any Claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall reasonably cooperate with the Indemnifying Party with respect to its investigation of the matter and circumstances alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 6.06         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.07         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be.

Section 6.08         Exclusive Remedies. Subject to Section 7.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims (other than Claims arising from criminal activity, Fraud, willful misconduct or gross negligence, in each case, as finally determined by a court of competent jurisdiction, which Claims the Parties acknowledge and agree shall not be subject to the Cap or otherwise limited by any provision hereunder) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or in the Contribution Agreement or otherwise relating to the subject matter of this Agreement or the Contribution Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 7.11 hereof or Section 23 of the Contribution Agreement.

Article VII

MISCELLANEOUS

Section 7.01         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

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Section 7.02         Notices. All notices, requests, consents, Claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller or MMAC:	MMA Capital Management, LLC
3600 O’Donnell Street, Suite 600
Baltimore, Maryland 21224
Attention: Gary A. Mentesana and Megan Sophocles
Facsimile: (443) 263-2857
E-mail: gary.mentesana@mmacapitalmanagement.com
megan.sophocles@mmacapitalmanagement.com

with a copy to:	Gallagher Evelius & Jones LLP
218 N. Charles Street, Suite 400
Baltimore, Maryland 21201
Attention: Stephen A. Goldberg, Esquire
Facsimile: (410) 468-2786
E-mail: sgoldberg@gejlaw.com

If to Buyer or Hunt:	Hunt FS Holdings II, LLC
980 North Michigan Avenue, Suite 1150
Chicago, Illinois 60611
Attention: Kara E. Harchuck, General Counsel
Facsimile: 312-799-3909
Email: kara.harchuck@huntcompanies.com

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Jeffrey D. Marell, Esquire
Ross A. Fieldston, Esquire
Facsimile: (212) 492-0105
(212) 492-0075
E-mail: jmarell@paulweiss.com
rfieldston@paulweiss.com

Section 7.03         Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to any Contract, agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified (including pursuant to any waiver, side letter or other agreement or arrangement (whether written or oral)) from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 7.04         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.05         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.06         Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.07         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 7.08         No Third-Party Beneficiaries.

(a)          Each Buyer Indemnified Party and Seller Indemnified Party shall be a third party beneficiary of Article VI and shall be entitled to the rights and benefits of Article VI and may enforce the provisions thereof as if a party to this Agreement. Except as provided in Article VI and this Section 7.08, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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(b)          The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In addition, such representations and warranties have been qualified by confidential disclosures made to the Parties in connection with this Agreement and are subject to waiver by the Parties in accordance with Section 7.09 without notice or liability to any other Person. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date, and such representations and warranties may only be relied upon by the Parties solely in connection with transactions contemplated hereby.

Section 7.09         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, IN THE CITY OF NEW YORK, NEW YORK AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

Section 7.11         Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.12         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.13         Survival. In addition to any sections of this Agreement which expressly survive Closing, those sections of this Agreement which by their nature have continuing effect shall also survive Closing.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MMA CAPITAL MANAGEMENT, LLC

By:	/s/ Michael L. Falcone
	Name:	Michael L. Falcone
	Title:	Chief Executive Officer and President

MMA FINANCIAL, INC.

By:	/s/ Michael L. Falcone
	Name:	Michael L. Falcone
	Title:	President

MMA ENERGY CAPITAL, LLC

By:	/s/ Michael L. Falcone
	Name:	Michael L. Falcone
	Title:	President

HUNT COMPANIES, INC.

By:	/s/ James C. Hunt
	Name:	James C. Hunt
	Title:	Chief Executive Officer

HUNT FS HOLDINGS II, LLC

By:	/s/ James C. Hunt
	Name:	James C. Hunt
	Title:	Chief Executive Officer